As filed with the Securities and Exchange Commission on December 14, 2000

                                                      Registration No. 333-50122
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               AMENDMENT NO. 2 TO

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              CAPITOL BANCORP LTD.
             (Exact name of registrant as specified in its charter)

            Michigan                        6711                 38-2761672
(State or Other Jurisdiction of      (Primary Standard        (I.R.S. Employer
 Incorporation or Organization)  Industrial Classification   Identification No.)
                                        Code Number)

                    200 Washington Square North, Fourth Floor
                             Lansing, Michigan 48933
                                 (517) 487-6555
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                 Joseph D. Reid
                    200 Washington Square North, Fourth Floor
                             Lansing, Michigan 48933
                                 (517) 487-6555
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

          Cristin Reid English                           John Sharp
             General Counsel                         Securities Counsel
         Capitol Bancorp Limited            Strobl Cunningham Caretti & Sharp PC
200 Washington Square North, Fourth Floor    300 East Long Lake Road, Suite 200
            Lansing, MI 48933                    Bloomfield Hills, MI 48304
             (517) 487-6555                            (248) 540-2300

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

================================================================================

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================
       Title Of Each                         Proposed Maximum    Proposed Maximum
 Class Of Securities Being    Amount To Be    Offering Price    Aggregate Offering      Amount Of
        Registered           Registered (1)   Per Share (2)         Price (2)        Registration Fee
-----------------------------------------------------------------------------------------------------
Common stock (no par value)      417,532          $10.50            $4,384,086            $1,202
=====================================================================================================

(1) Based on 124,400 shares of common stock, $6.50 par value, of Muskegon Commerce Bank, which is the maximum number of shares of Muskegon common stock (excluding shares held by Capitol) that may be outstanding immediately prior to the consummation of the exchange transaction. Also based on 181,300 shares of common stock, $6.50 par value, of Kent Commerce Bank, which is the maximum number of shares of Kent common stock (excluding shares held by Capitol) that may be outstanding immediately prior to the consummation of the exchange transaction. Based also on an assumed exchange ratio of 1.574910 and 1.222355 shares of Capitol common stock for each share of Muskegon and Kent common stock, respectively.

(2) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, the registration fee has been calculated based on a price of $10.50 per share of Capitol common stock (the average of the high and low price per share of common stock of Capitol as reported on the Nasdaq National Market on November 14, 2000), and the maximum number of shares of Capitol common stock that may be issued in the consummation of the exchange transactions contemplated.

                        PROPOSED PLANS OF SHARE EXCHANGE

     The Boards of Directors of Muskegon Commerce Bank and Kent Commerce Bank have each approved a Plan of Share Exchange that contemplates the exchange of the shares of Muskegon and Kent common stock held by all shareholders other than Capitol Bancorp Ltd. Capitol currently holds 51% of Muskegon's and Kent's common stock. As a result of the exchanges, Muskegon and Kent would each become a wholly-owned subsidiary of Capitol.


     If the exchanges are approved, each share of Muskegon and Kent common stock will be converted into the right to receive Capitol common stock according to an exchange ratio. The exchange ratio is calculated by dividing one and one-half times the adjusted pro forma net book value per share of Muskegon and Kent common stock as of December 31, 2000, by the average price at closing of Capitol common stock on each trading day in the 30 day calendar period ending on December 31, 2000. If the exchange ratio was calculated based on the information currently available, each shareholder of Muskegon and Kent would receive in the exchange 1.603716 and 1.222355 shares of Capitol common stock, respectively, for each share of Muskegon and Kent common stock. This is based on an assumed average trading price of Capitol common stock of $11.858 per share. The actual exchange ratio will be based on information as of December 31, 2000, and will probably be different.

     Capitol estimates that Capitol will issue approximately 199,502 and 221,613 shares of Capitol common stock to Muskegon and Kent shareholders, respectively, in the exchanges. Those shares will represent less than 1.5 percent of the outstanding Capitol common stock after the exchange. Capitol's common stock trades on the Nasdaq National Market System under the symbol "CBCL."

     The Boards of Directors have each scheduled a special meeting of Muskegon and Kent shareholders to vote on the Plan of Share Exchange. The attached proxy statement/prospectus includes detailed information about the time, date and place of the special shareholders meetings.

     While this is a combined Proxy Statement/Prospectus, the shareholder meetings and the votes taken at them are each independent of the other. The result of each vote of the shareholders has no bearing on the other. In other words, if the shareholders of one of the banks approve the Plan of Share Exchange, the Plan will be put into effect as to that bank regardless of whether the shareholders of the other bank approve the Plan of Share Exchange or not.

     This document gives you detailed information about the meeting and the proposed exchange. You are encouraged to read this document carefully. IN PARTICULAR, YOU SHOULD READ THE "RISK FACTORS" SECTION FOR A DESCRIPTION OF VARIOUS RISKS YOU SHOULD CONSIDER IN EVALUATING THE EXCHANGE OF YOUR MUSKEGON AND/OR KENT COMMON STOCK FOR CAPITOL'S COMMON STOCK.

--------------------------------------------------------------------------------
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------


     This proxy statement/prospectus is dated December 14, 2000, and is first being mailed to shareholders of Muskegon and Kent on or about December 14, 2000.

                                TABLE OF CONTENTS

SUMMARY..................................................................    7
  Reasons for the Exchange. .............................................    7
  The Special Shareholders Meetings......................................    7
  Recommendation to Shareholders.........................................    7
  Votes Required.........................................................    7
  Record Date; Voting Power..............................................    7
  What Shareholders will Receive in the Exchange.........................    8
  Accounting Treatment...................................................    9
  Tax Consequences of the Exchange to Muskegon and Kent Shareholders.....    9
  Dissenters' Rights.....................................................    9
  Opinion of Financial Advisor...........................................    9
  The Plan of Share Exchange.............................................    9
  Termination of the Exchange............................................    9
  Your Rights as a Shareholder Will Change...............................    9

SELECTED CONSOLIDATED FINANCIAL DATA.....................................   10

RISK FACTORS.............................................................   12

RECENT DEVELOPMENTS......................................................   16

CAPITALIZATION...........................................................   16

DIVIDENDS AND MARKET FOR COMMON STOCK....................................   17

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...............   18

INFORMATION ABOUT CAPITOL................................................   19

INFORMATION ABOUT MUSKEGON...............................................   19

INFORMATION ABOUT KENT...................................................   20

THE EXCHANGE.............................................................   21
  General................................................................   21
  Background of the Exchange.............................................   21
  Muskegon's and Kent's Reasons for the Exchange.........................   22
  Capitol's Reasons for the Exchange.....................................   22
  Terms of Exchange......................................................   22
  Muskegon and Kent Board Recommendation.................................   23
  Accounting Treatment...................................................   23
  Pro Forma Data.........................................................   23
  Material Federal Income Tax Consequences...............................   23
  Regulatory Matters.....................................................   25
  Dissenters' Rights.....................................................   25
  Federal Securities Laws Consequences; Stock Transfer Restrictions......   25

OPINION OF FINANCIAL ADVISOR.............................................   26

THE SPECIAL SHAREHOLDERS MEETINGS........................................   30
  Date, Time and Place...................................................   30
  Matters to be Considered at the Special Shareholders Meetings..........   30
  Record Date; Stock Entitled to Vote; Quorum............................   30
  Votes Required.........................................................   28
  Share Ownership of Management..........................................   29

THE CLOSING..............................................................   30
  Effective Time.........................................................   30
  Shares Held by Capitol.................................................   30
  Procedures for Surrender of Certificates; Fractional Shares............   30
  Fees and Expenses......................................................   31
  Nasdaq Stock Market Listing............................................   31
  Amendment and Termination..............................................   31

VOTING OF PROXIES........................................................   32
  General Information....................................................   32
  Solicitation of Proxies; Expenses......................................   32

COMPARISON OF SHAREHOLDER RIGHTS.........................................   33

DESCRIPTION OF CAPITAL STOCK OF CAPITOL..................................   35
  Rights of Common Stock.................................................   35
  Shares Available for Issuance..........................................   35
  Capitol's Preferred Securities.........................................   36
  Anti-Takeover Provisions...............................................   36

WHERE YOU CAN FIND MORE INFORMATION......................................   37

LEGAL MATTERS............................................................   38

EXPERTS..................................................................   38

LIST OF ANNEXES

ANNEX A   Plan of Share Exchange.........................................  A-1
ANNEX B   Opinion of Financial Advisor...................................  B-1
ANNEX C   Tax Opinion of Strobl Cunningham Caretti & Sharp, P.C..........  C-1
ANNEX D-1 Financial Information Regarding Muskegon Commerce Bank......... D1-1
ANNEX D-2 Financial Information Regarding Kent Commerce Bank............. D2-1
ANNEX E   Financial and Other Information Regarding Capitol Bancorp Ltd..  E-1

                                   ANSWERS TO
                           FREQUENTLY ASKED QUESTIONS

Q:   Why am I receiving these materials?

A: Muskegon's and Kent's Boards of Directors have each approved the exchange of the 49% of their bank's common stock not owned by Capitol for shares of common stock of Capitol. Each of the proposed exchanges requires the separate approval of the respective bank's shareholders. Muskegon and Kent are sending you these materials to help you decide whether to approve the exchange.

Q:   What will I receive in the exchange?


A: You will receive shares of Capitol common stock, which are publicly traded on the National Market System of the Nasdaq Stock Market, Inc. under the symbol "CBCL." If the exchange is approved, an exchange ratio will be calculated based on the actual results of operations of Muskegon or Kent, as the case may be and actual average closing prices of Capitol's common stock during the 30 day period ending December 31, 2000, as described in the Plan of Share Exchange. If the exchange ratio were calculated based on currently available information, Muskegon's shareholders would receive
     1.603716 shares of Capitol common stock for each share of Muskegon common stock they own, based on an assumed average trading price of Capitol common stock of $11.858 per share. If the exchange ratio were calculated based on currently available information, Kent's shareholders would receive 1.222355 shares of Capitol common stock for each share of Kent common stock they own, based on an assumed average trading price of Capitol common stock of $11.858 per share. The actual exchange ratio will be different because it will be based on information as of December 31, 2000.

Q:   What do I need to do now?

A: After you have carefully read this document, indicate on the enclosed proxy card how you want to vote. Sign and mail the proxy card in the enclosed prepaid return envelope as soon as possible. You should indicate your vote now even if you expect to attend Muskegon or Kent special shareholders meetings, as the case may be, and vote in person. Indicating your vote now will not prevent you from later canceling or revoking your proxy right up to the day of the special shareholders meeting and will ensure that your shares are voted if you later find you cannot attend the special shareholders meeting.

Q:   What do I do if I want to change my vote?

A:   You may change your vote:

     * by sending a written notice to the President of Muskegon or Kent (as applicable) prior to the special shareholders meetings stating that you would like to revoke your proxy;


     * by signing a later-dated proxy card and returning it by mail prior to the special shareholders meetings, no later than December 22, 2000; or


     *    by attending the special shareholders meetings and voting in person.

Q:   What vote is required to approve the exchange?

A: In order to complete the exchange, holders of a majority of the shares of Muskegon and Kent common stock (other than Capitol) must approve their respective Plan of Share Exchange. If you do not vote your shares, the effect will be a vote against the Plan of Share Exchange.

Q:   Why will the exchange ratios for Muskegon and Kent differ?

A: Because the exchange ratios will be calculated based on Muskegon's and Kent's adjusted pro forma book value of their respective common stock, which are and will be different, the exchange ratio will differ.

Q:   Should I send in my stock certificates at this time?

A: No. After the exchange is approved, Capitol or Capitol's stock transfer agent will send Muskegon and/or Kent shareholders written instructions for exchanging their stock certificates.

Q:   When do you expect to complete the exchange?

A: As quickly as possible after January 31, 2001. Approval by Muskegon's and Kent's shareholders at the special shareholders meetings must be obtained first. It is anticipated the exchange will be completed by March 15, 2001.

Q:   Where can I find more information about Capitol?

A: This document incorporates important business and financial information about Capitol from documents filed with the SEC that have been delivered with this document. Certain exhibits are not included in those documents; however, Capitol will provide you with copies of those exhibits, without charge, upon written or oral request to:

                    Capitol Bancorp Ltd.
                    200 Washington Square North, Fourth Floor
                    Lansing, Michigan 48933
                    Attention: General Counsel
                    Telephone Number: (517) 487-6555


     IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL STOCKHOLDERS MEETING, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN DECEMBER 22, 2000.

     For more information on the matters incorporated by reference in this document, see "Where You Can Find More Information".

                         WHO CAN ANSWER YOUR QUESTIONS?

              If you have additional questions, you should contact:

                             Muskegon Commerce Bank
                                255 Seminole Road
                            Muskegon, Michigan 49444
                                 (231) 737-4431
                           Attention: Robert McCarthy
                      President and Chief Executive Officer

                                       or

                               Kent Commerce Bank
                               4050 Lake Drive SE
                          Grand Rapids, Michigan 49546
                                 (616) 974-0200
                              Attention: David Veen
                      President and Chief Executive Officer

                                       or

                              Capitol Bancorp Ltd.
                    200 Washington Square North, Fourth Floor
                             Lansing, Michigan 48533
                                 (517) 487-6555
                         Attention: Cristin Reid English
                                 General Counsel

                   If you would like additional copies of this
                 proxy statement/prospectus you should contact:
           Capitol Bancorp Ltd. at the above address and phone number

                                     SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY
STATEMENT/PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. TO UNDERSTAND THE PROPOSED EXCHANGE FULLY AND THE CONSEQUENCES TO YOU, YOU SHOULD READ CAREFULLY THE ENTIRE PROXY STATEMENT/PROSPECTUS AND THE DOCUMENTS REFERRED TO IN THIS DOCUMENT. SEE "WHERE YOU CAN FIND MORE INFORMATION".

     Capitol Bancorp Ltd. is a bank holding company with headquarters located at 200 Washington Square North, Fourth Floor, Lansing, Michigan 48533. Capitol's telephone number is (517) 487-6555.

     Capitol is a uniquely structured affiliation of community banks. It currently has 25 wholly or majority-owned bank subsidiaries, including Muskegon Commerce Bank and Kent Commerce Bank. Each bank is viewed by management as being a separate business from the perspective of monitoring performance and allocation of financial resources. Capitol uses a unique strategy of bank ownership and development through a tiered structure.

     Capitol's operating strategy is to provide transactional, processing and administrative support and mentoring to aid in the effective growth and development of its banks. It provides access to support services and management with significant experience in community banking. These administrative and operational support services do not require a direct interface with the bank customer and therefore can be consolidated more efficiently without affecting the bank customer relationship. Subsidiary banks have full decision-making authority in structuring and approving loans and in the delivery and pricing of other banking services.

     Muskegon Commerce Bank is a commercial bank with its headquarters at 255 Seminole Road, Muskegon, Michigan 49444. Muskegon's telephone number is (231) 737-4431. Kent Commerce Bank is a commercial bank with its headquarters at 4050 Lake Drive SE, Grand Rapids, Michigan 49546. Kent's telephone number is (616) 974-0200.

     Muskegon and Kent are now and have been, since they commenced business, 51% owned subsidiaries of Capitol. Muskegon commenced the business of banking on December 3, 1997. Kent commenced the business of banking on January 12, 1998. Both Muskegon and Kent offer a full range of commercial banking services.


REASONS FOR THE EXCHANGE (PAGE 26)

     It is believed that the exchange will provide you with greater liquidity and flexibility because Capitol's common stock is publicly traded. The exchange will also provide you with greater diversification, since Capitol is active in more than one geographic area and across a broader customer base.


THE SPECIAL SHAREHOLDERS MEETINGS (PAGE 33)

     The special meeting of Muskegon shareholders will be held on December 29, 2000 at 9:00 a.m., local time, at Muskegon Commerce Bank at 255 Seminole Road, Muskegon, Michigan 49444. At the special shareholders meeting, Muskegon's shareholders will be asked to approve the Plan of Share Exchange.

     The special meeting of Kent shareholders will be held on December 29, 2000 at 9:00 a.m., local time, at Kent Commerce Bank at 4050 Lake Drive SE, Grand Rapids, Michigan 49546. At the special shareholders meeting, Kent's shareholders will be asked to approve the Plan of Share Exchange.

RECOMMENDATION TO SHAREHOLDERS (PAGE 27)

     A majority of the Muskegon and Kent board members and officers believe that the proposed exchanges are fair to you and in the best interests of both you and Muskegon and Kent and recommends that you vote FOR approval of the share exchange.

VOTES REQUIRED (PAGE 33)

     Approval of the Plan of Share Exchange requires the separate favorable vote of a majority of the outstanding shares of Muskegon and Kent common stock excluding the shares held by Capitol. This is more than the vote required by law, but Muskegon's and Kent's boards have set the vote requirement to be sure the exchange is what you, the shareholders of Muskegon and/or Kent, as the case may be, want. Capitol holds 51% of the outstanding shares of Muskegon and Kent common stock. The respective bank's officers and directors hold 9.94% and 15.9% of the outstanding shares of Muskegon and Kent common stock, or 20.33% and 32.45%, respectively, of all shares not held by Capitol. A majority of the respective bank's Board of Directors have agreed to vote their shares of Muskegon and Kent FOR approval of the Plan of Share Exchange.


RECORD DATE; VOTING POWER (PAGE 33)

     Muskegon and Kent shareholders may vote at the special shareholders meeting if they owned shares of common stock at the close of business on December 1, 2000. At the close of business on September 30, 2000, approximately 124,400 and 181,300 shares of Muskegon and Kent common stock were outstanding, respectively, (excluding shares held by Capitol). For each share of Muskegon or Kent common stock that you owned as of the close of business on December 1, 2000, you will have one vote in the vote of common shareholders at the applicable special shareholders meeting on the proposal to approve the Plan of Share Exchange.

WHAT SHAREHOLDERS WILL RECEIVE IN THE EXCHANGE (PAGE 26)


     In the exchanges, each outstanding share of Muskegon and Kent common stock, as the case may be, will be automatically converted into the right to receive Capitol common stock, according to an "exchange ratio". If the exchange ratio was calculated based on the information currently available, each shareholder of Muskegon would receive in the exchange 1.603716 shares of Capitol common stock for each share of Muskegon common stock. If the exchange ratio was calculated based on the information currently available, each shareholder of Kent would receive in the exchange 1.222355 shares of Capitol common stock for each share of Kent common stock. This assumes an average trading price for Capitol common stock of $11.858 per share. The actual exchange ratio will be based on information as of December 31, 2000, and will be different. The exchange ratio will be determined by dividing the Bank Share Value by the Capitol Share Value, where:

          BANK SHARE VALUE. The share value of each share of Bank common stock shall be determined by multiplying 1.5 times the adjusted pro forma net book value per share of Bank common stock as of the close of business on December 31, 2000. The adjusted pro forma net book value per share of Bank common stock as of the close of business on December 31, 2000 shall be calculated by (1) adding stockholders' equity as reflected in the Bank's internally prepared financial statements as of December 31, 2000; (2) subtracting from that amount the principal amounts of Capitol's capital contributions to Bank during the period from commencement of business to December 31, 2000 (aggregating $1,757,000 as to Muskegon and $760,000 as to Kent through September 30, 2000) for which Capitol did not receive shares of the Bank's common stock and also subtracting an interest factor to impute to Capitol an appropriate return on its capital contributions equivalent to Capitol's interest cost through December 31, 2000; and (3) dividing the remainder reached by the number of shares of the Bank's common stock outstanding as of the close of business on December 31, 2000.

          CAPITOL SHARE VALUE. The share value of each share of Capitol common stock will be the average of the closing prices of Capitol common stock for each trading day in the 30 calendar day period ending on December 31, 2000, as reported by the NASDAQ Stock Market, Inc.

     Each Bank shareholder (except Capitol) will receive shares of Capitol common stock in exchange for his, her or their Muskegon and/or Kent common stock, as the case may be, calculated by multiplying the number of shares of Bank common stock held by the shareholder by the exchange ratio. Any fractional shares will be paid in cash.

ACCOUNTING TREATMENT (PAGE 27)

     Capitol's acquisition of the minority interests of Muskegon and Kent will be accounted for under the purchase method of accounting. After the exchange, 100% of Muskegon's and Kent's results from operations will be included in Capitol's income statement, as opposed to 51% as is currently reported, less amortization of goodwill resulting from the exchange.


TAX CONSEQUENCES OF THE EXCHANGE TO MUSKEGON AND KENT SHAREHOLDERS (PAGE 27)

     Capitol's tax counsel has rendered its opinion that the exchange should be treated as a reorganization for United States federal income tax purposes. Accordingly, Muskegon or Kent shareholders generally will not recognize any gain or loss for United States federal income tax purposes on the exchange of their Bank shares for shares of Capitol's common stock in the exchange, except for any gain or loss recognized in connection with the receipt of cash instead of a fractional share of Capitol's common stock. Tax counsel's opinion is attached as Annex C to this proxy statement/prospectus.

     Tax matters are very complicated, and the tax consequences of the exchange to each Muskegon and Kent shareholder will depend on the facts of that shareholder's situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the exchange to you.


DISSENTERS' RIGHTS (PAGE 30)

     Michigan law provides that if the consideration in a share exchange is shares listed on a national securities exchange or held of record by 2,000 or more persons, the holders of the stock to be exchanged are not entitled to dissenters' rights. Since Capitol's common stock is listed in a national securities exchange, there are no dissenters' rights.


OPINION OF FINANCIAL ADVISOR (PAGE 31)

     Muskegon and Kent each retained JMP Financial, Inc. as its financial advisor and agent in connection with the exchange to render a financial fairness opinion to the respective Muskegon and Kent shareholders.

     In deciding to approve the exchange, the boards of directors of Muskegon and Kent considered this opinion, which stated that as of its date and subject to the considerations described in it, the consideration to be received in the exchange by holders of Muskegon and Kent common stock is fair from a financial point of view. The opinion is attached as Annex B to this proxy statement/prospectus.

THE PLAN OF SHARE EXCHANGE

     The Plan of Share Exchange is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the Plan of Share Exchange because it is the legal document that governs the exchange.

TERMINATION OF THE EXCHANGE

     Muskegon, Kent and Capitol can jointly agree to terminate the plan of exchange at any time without completing the exchange.

     Muskegon or Kent can terminate the exchange if a majority of their shareholders (other than Capitol) fail to approve the exchange at the special shareholders meeting; or a governmental authority prohibits the exchange.

YOUR RIGHTS AS A SHAREHOLDER WILL CHANGE

     Your rights as a Muskegon or Kent shareholder are determined by Michigan's banking law and by Muskegon's and Kent's articles of incorporation and by-laws. When the exchange is completed, your rights as a Capitol stockholder will be determined by Michigan law relating to business corporations (not the banking law) and by Capitol's articles of incorporation and by-laws. See "Comparison of Shareholders Rights".

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The consolidated financial data below summarizes historical consolidated financial information for the periods indicated and should be read in conjunction with the financial statements and other information included in Capitol's Annual Report on Form 10-K for the year ended December 31, 1999, which is attached as part of Annex E to this proxy statement/prospectus. The unaudited consolidated financial data below for the interim periods indicated has been derived from, and should be read in conjunction with, Capitol's Quarterly Report on Form 10-Q for the period ended September 30, 2000, which is attached as part of Annex E in this proxy statement/prospectus. See "Where You Can Find More Information". Interim results for the nine months ended September 30, 2000 are not necessarily indicative of results which may be expected in future periods, including the year ending December 31, 2000. BECAUSE OF THE NUMBER OF BANKS ADDED IN 1997, 1998, 1999 AND 2000, AND BECAUSE OF THE DIFFERING OWNERSHIP PERCENTAGE OF BANKS INCLUDED IN THE CONSOLIDATED AMOUNTS, HISTORICAL OPERATING RESULTS ARE OF LIMITED RELEVANCE IN EVALUATING HISTORICAL PERFORMANCE AND PREDICTING CAPITOL'S FUTURE OPERATING RESULTS.

     Results of operations data and selected balance sheet data as of and for the years ended December 31, 1999, 1998, 1997, 1996 and 1995 were derived from audited consolidated financial statements which are not presented in this proxy statement/prospectus. Capitol's audited consolidated financial statements as of and for the years ended December 31, 1999 and 1998 and related statements of operations for the years ended December 31, 1999, 1998 and 1997 are attached as part of Annex E in this proxy statement/prospectus. The selected data provided below as of and for the nine months ended September 30, 2000 and 1999 have been derived from Capitol's unaudited consolidated financial statements which are attached as part of Annex E in this proxy statement/prospectus.

     Under current accounting rules, entities which are more than 50% owned by another are consolidated or combined for financial reporting purposes. This means that all of the banks' assets (including Muskegon's and Kent's) are included in Capitol's consolidated balance sheet, regardless of whether Capitol owns 51% or 100%. Capitol's net income, however, will only include its subsidiaries' (including Muskegon and Kent) net income or net loss to the extent of its ownership percentage. This means that when a newly formed bank incurs early start-up losses, Capitol will only reflect that loss based on its ownership percentage. Conversely, when banks generate income, Capitol will only reflect that income based on its ownership percentage.


                                         As of and for the
                                         Nine Months Ended
                                           September 30                               As of and for the
                                            (Unaudited)                            Years Ended December 31
                                      -----------------------   --------------------------------------------------------------
                                         2000         1999         1999         1998         1997         1996         1995
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                        (dollars in thousands, except per share data)
SELECTED RESULTS OF OPERATIONS DATA:
  Interest income                     $   95,481   $   66,970   $   93,602   $   69,668   $   49,549   $   36,479   $   29,914
  Interest expense                        47,169       33,251       46,237       36,670       24,852       17,800       15,079
  Net interest income                     48,312       33,719       47,365       32,998       24,697       18,679       14,835
  Provision for loan losses                4,996        2,931        4,710        3,523        2,049        1,196          839
  Net interest income after
    provision for loan losses             43,316       30,788       42,655       29,475       22,648       17,483       13,996
  Noninterest income                       4,374        3,135        4,714        3,558        2,157        1,705        1,272
  Noninterest expense                     38,888       27,884       40,257       26,325       16,721       12,307       10,460
  Income before income tax expense
    and cumulative effect of change
      in accounting priniple               8,769        6,628        8,819        7,212        8,445        6,881        4,808
  Income tax expense                       3,041        2,450        3,213        2,584        2,888        2,245        1,735
  Income before cumulative effect of
    change in accounting principle         5,728        4,178        5,606        4,628        5,557        4,636        3,073
  Cumulative effect of change in
    accounting principle (1)                             (197)        (197)
  Net income                               5,728        3,981        5,409        4,628        5,557        4,636        3,073

                                         As of and for the
                                         Nine Months Ended
                                            September 30                              As of and for the
                                            (Unaudited)                             Years Ended December 31
                                      -----------------------   --------------------------------------------------------------
                                         2000         1999         1999         1998         1997         1996         1995
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                      (dollars and shares in thousands, except per share data)
PER SHARE DATA:
  Earnings per common share(5):
    Before cumulative effect
      of accounting change:
        Basic                         $     0.81   $     0.66   $     0.87   $     0.74   $     0.91   $     0.85   $     0.63
        Diluted                             0.80         0.66         0.86         0.72         0.88         0.82         0.62
    After cumulative effect
      of accounting change:
        Basic                               0.81         0.63         0.84         0.74         0.91         0.85         0.63
        Diluted                             0.80         0.63         0.83         0.72         0.88         0.82         0.62
  Cash dividends declared(5)                0.27         0.27         0.36         0.33         0.30         0.25         0.19
  Book value(5)                             8.81         7.98         8.08         7.77         7.22         7.43         7.58
  Tangible book value per share(5)          8.13         7.45         7.54         7.35         6.87         6.99         6.95
  Dividend payout ratio                    33.33%       43.02%       42.86%       43.63%       32.95%       29.05%       30.37%
  Weighted average number of
    common shares outstanding(5)           7,029        6,358        6,455        6,284        6,130        5,477        4,841

SELECTED BALANCE SHEET DATA:
  Total assets                        $1,568,423   $1,224,686   $1,305,987   $1,024,444   $  690,556   $  492,263   $  384,070
  Investment securities                   77,520      102,044      107,145       86,464       64,470       48,725       36,329
  Portfolio loans                      1,298,002      952,774    1,049,204      724,280      502,755      357,623      283,471
  Allowance for loan losses              (16,415)     (11,529)     (12,639)      (8,817)      (6,229)      (4,578)      (3,687)
  Deposits                             1,350,208    1,040,461    1,112,793      890,890      604,407      436,166      340,287
  Debt obligations                        53,075       46,000       47,400       23,600                     6,500        8,712
  Trust preferred securities              24,318       24,282       24,291       24,255       24,126
  Stockholders' equity                    63,210       54,014       54,668       49,292       45,032       40,159       30,865

PERFORMANCE RATIOS:(2)
  Return on average equity                 13.27%       10.70%       10.66%       10.19%       13.28%       12.01%       10.55%
  Return on average assets                  0.53%        0.48%        0.47%        0.55%        0.96%        1.08%        0.87%
  Net interest margin (fully
    taxable equivalent)                     4.79%        4.36%        4.44%        4.15%        4.54%        4.62%        4.46%
  Efficiency ratio(3)                      73.87%       75.66%       77.30%       70.63%       60.92%       60.38%       64.94%

ASSET QUALITY:
  Non-performing loans(4)             $    6,611   $    5,250   $    4,124   $    7,242   $    4,011   $    2,699   $    1,341
  Allowance for loan losses
    to non-performing loans               248.30%      219.60%      306.47%      121.75%      155.30%      169.62%      274.94%
  Allowance for loan losses
    to portfolio loans                      1.26%        1.21%        1.20%        1.22%        1.24%        1.28%        1.30%
  Non-performing loans to total
    portfolio loans                         0.42%        0.55%        0.39%        1.00%        0.80%        0.75%        0.47%
  Net loan losses to average
    portfolio loans                         0.10%        0.03%        0.10%        0.15%        0.09%        0.10%        0.14%

CAPITAL RATIOS:
  Average equity to average assets          4.02%        4.51%        4.46%        5.36%        7.22%        8.97%        8.24%
  Tier 1 risk-based capital ratio          11.26%       11.26%       10.78%       13.42%       14.26%       11.91%        9.80%
  Total risk-based capital ratio           12.51%       12.28%       11.62%       14.60%       16.61%       12.88%       10.91%
  Leverage ratio                            4.03%        4.41%        4.35%        4.88%        6.65%        8.16%        7.16%

----------
(1) Accounting change relates to new accounting standard which requires write-off of previously capitalized start-up costs as of January 1, 1999.
(2)  These ratios are annualized for the periods indicated.
(3) Efficiency ratio is computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(4) Nonperforming loans consist of loans on nonaccrual status and loans more than 90 days delinquent.
(5) As restated to reflect Capitol's 1998 6-for-5 stock split as if it occurred at the beginning of the periods presented.

                                  RISK FACTORS

     THE SHARES OF COMMON STOCK THAT ARE BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     INVESTING IN CAPITOL'S COMMON STOCK WILL PROVIDE YOU WITH AN EQUITY OWNERSHIP INTEREST IN CAPITOL. AS A CAPITOL SHAREHOLDER, YOUR INVESTMENT MAY BE IMPACTED BY RISKS INHERENT IN ITS BUSINESS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AS WELL AS OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE DECIDING TO VOTE TO EXCHANGE YOUR MUSKEGON OR KENT COMMON STOCK FOR CAPITOL'S COMMON STOCK.

     THIS PROXY STATEMENT/PROSPECTUS ALSO CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS RELATE TO CAPITOL'S FUTURE PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THESE STATEMENTS MAY BE IDENTIFIED BY THE USE OF WORDS SUCH AS "BELIEVES," "EXPECTS," "MAY," "WILL," "SHOULD," "SEEKS," "PRO FORMA," "ANTICIPATES," AND SIMILAR EXPRESSIONS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THESE STATEMENTS. FACTORS THAT COULD CONTRIBUTE TO THESE DIFFERENCES INCLUDE THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

NEWLY FORMED BANKS ARE LIKELY TO INCUR SIGNIFICANT OPERATING LOSSES.

     As of September 30, 2000, five of Capitol's bank subsidiaries are less than one year old. Newly formed banks are expected to incur operating losses in their early periods of operation because of an inability to generate sufficient net interest income to cover operating costs. Newly formed banks may never become profitable. An accounting rule change effective January 1, 1999 requires immediate write-off, rather than capitalization, of start-up costs and, as a result, future newly formed banks are expected to report larger early period operating losses. Those operating losses can be significant and can occur for longer periods than planned depending upon the ability to control operating expenses and generate net interest income, which could affect the availability of earnings retained to support future growth.

CAPITOL MAY BE UNABLE TO EFFECTIVELY MANAGE ITS GROWTH.

     Capitol has rapidly and significantly expanded its operations and anticipates that further expansion will be required to realize its growth strategy. Capitol's rapid growth has placed significant demands on its management and other resources which, given its expected future growth rate, are likely to continue. To manage future growth, Capitol will need to attract, hire and retain highly skilled and motivated officers and employees and improve existing systems and/or implement new systems for:

     -    transaction processing;
     -    operational and financial management; and
     -    training, integrating and managing Capitol's growing employee base.

FAVORABLE ENVIRONMENT FOR FORMATION OF NEW BANKS COULD CHANGE ADVERSELY.

     Capitol's growth strategy includes the formation of additional new banks. Thus far, Capitol has experienced favorable business conditions for the formation of its small, community and customer-focused banks. Those favorable conditions could change suddenly or over an extended period of time. A change in the availability of financial capital, human resources or general economic conditions could eliminate or severely limit expansion opportunities. To the extent Capitol is unable to effectively attract personnel and deploy its capital in new or existing banks, this could adversely affect future asset growth, earnings and the value of Capitol's common stock.

CAPITOL'S BANKS ARE SMALL, HAVE LIMITATIONS ON THE SIZE OF LOANS THEY CAN MAKE AND HAVE MINIMAL MARKET SHARE.

     Capitol endeavors to capitalize its newly formed banks with the lowest dollar amount permitted by regulatory agencies. As a result, the legal lending limits of Capitol's banks severely constrain the size of loans that those banks can make. In addition, many of the banks' competitors have significantly larger capitalization and, hence, an ability to make significantly larger loans.

     Capitol's banks are intended to be small in size. They each generally operate from single locations. They are very small relative to the dynamic markets in which they operate. Each of those markets has a variety of large and small competitors that have resources far beyond those of Capitol's banks. While it is the intention of Capitol's banks to operate as niche players within their geographic markets, their continued existence is dependent upon being able to attract and retain loan customers in those large markets that are dominated by substantially larger regulated and unregulated financial institutions.

CAPITOL IS DEPENDENT UPON THE CONTRIBUTIONS OF ITS KEY MANAGEMENT PERSONNEL.

     Capitol's future success depends, in large part, upon the continuing contributions of its key management personnel, including bank presidents and other senior officers. In particular, Capitol is dependent upon the continuing services of Joseph D. Reid, Capitol's Chairman, President and Chief Executive Officer. The loss of services of one or more key employees at Capitol or its subsidiaries could have a material adverse effect on Capitol. Capitol can provide no assurance that it will be able to retain any of its key officers and employees or attract and retain qualified personnel in the future.

     Joseph D. Reid has an employment agreement which expires on December 31, 2002. The agreement automatically extends for one year unless Mr. Reid or Capitol gives written notice 45 days prior to December 31 of each year. Certain members of Capitol's senior management also have employment agreements with Capitol.

IF CAPITOL CANNOT RECRUIT ADDITIONAL HIGHLY QUALIFIED PERSONNEL, CAPITOL'S BUSINESS MAY BE ADVERSELY IMPACTED.

     Capitol's strategy is also dependent upon its continuing ability to attract and retain other highly qualified personnel. Competition for such employees among financial institutions is intense. Availability of personnel with appropriate community banking experience varies. If Capitol does not succeed in attracting new employees or retaining and motivating current and future employees, Capitol's business could suffer significantly.

CAPITOL AND ITS BANKS OPERATE IN AN ENVIRONMENT HIGHLY REGULATED BY STATE AND FEDERAL GOVERNMENT; CHANGES IN FEDERAL AND STATE BANKING LAWS AND REGULATIONS COULD HAVE A NEGATIVE IMPACT ON CAPITOL'S BUSINESS.

     As a bank holding company, Capitol is regulated primarily by the Federal Reserve Board. Capitol's current bank affiliates are regulated primarily by the state banking regulators and the FDIC and, in the case of one national bank, the Office of the Comptroller of the Currency (OCC).

     Federal and the various state laws and regulations govern numerous aspects of the banks' operations, including;

     -    adequate capital and financial condition,
     -    permissible types and amounts of extensions of credit and investments,
     -    permissible nonbanking activities, and
     -    restrictions on dividend payments.

     Federal and state regulatory agencies have extensive discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. Capitol and its banks also undergo periodic examinations by one or more regulatory agencies. Following such examinations,

Capitol may be required, among other things, to change its asset valuations or the amounts of required loan loss allowances or to restrict its operations. Those actions would result from the regulators' judgments based on information available to them at the time of their examination.

     The banks' operations are required to follow a wide variety of state and federal consumer protection and similar statutes and regulations. Federal and state regulatory restrictions limit the manner in which Capitol and its banks may conduct business and obtain financing. Those laws and regulations can and do change significantly from time to time, and any such change could adversely affect Capitol.

REGULATORY ACTION COULD SEVERELY LIMIT FUTURE EXPANSION PLANS.

     To carry out some of its expansion plans, Capitol is required to obtain permission from the Federal Reserve Board. Applications for the formation of new banks are submitted to the state and federal bank regulatory agencies for their approval.

     While Capitol's recent experience with the regulatory application process has been favorable, the future climate for regulatory approval is impossible to predict. Regulatory agencies could prohibit or otherwise significantly restrict the expansion plans of Capitol, its current bank subsidiaries and future new start-up banks.

THE BANKS' ALLOWANCES FOR LOAN LOSSES MAY PROVE INADEQUATE TO ABSORB ACTUAL LOAN LOSSES.

     Capitol believes that its consolidated allowance for loan losses is maintained at a level adequate to absorb any inherent losses in the loan portfolios of its banks. Management's estimates are used to determine the allowance that is considered adequate to absorb losses in the loan portfolios of Capitol's banks. Management's estimates are based on historical loan loss experience, specific problem loans, value of underlying collateral and other relevant factors. These estimates are subjective and their accuracy depends on the outcome of future events. Actual losses may differ from current estimates. Depending on changes in economic, operating and other conditions, including changes in interest rates, that are generally beyond Capitol's control, actual loan losses could increase significantly. As a result, such losses could exceed current allowance estimates. No assurance can be provided that the allowance will be sufficient to cover actual future loan losses should such losses be realized.

     Because some of Capitol's banks were formed more recently, they do not have seasoned loan portfolios, and it is likely that the ratio of the allowance for loan losses to total loans will need to be increased in future periods as the loan portfolios become more mature. If it becomes necessary to increase the ratio of the allowance for loan losses to total loans, such increases would be accomplished through higher provisions for loan losses, which will adversely impact net income or will increase operating losses.

     In addition, bank regulatory agencies, as an integral part of their supervisory functions, periodically review the adequacy of the allowance for loan losses. Regulatory agencies may require Capitol or its banks to increase their provision for loan losses or to recognize further loan charge-offs based upon judgments different from those of management. Any increase in the allowance required by regulatory agencies could have a negative impact on Capitol's operating results.

CAPITOL'S COMMERCIAL LOAN CONCENTRATION INCREASES THE RISK OF DEFAULTS BY BORROWERS.

     Capitol's banks make various types of loans, including commercial, consumer, residential mortgage and construction loans. Capitol's strategy emphasizes lending to small businesses and other commercial enterprises. Loans to small and medium-sized businesses are generally riskier than single-family mortgage loans. Typically, the success of a small or medium-sized business depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business. In addition, small and medium-sized businesses frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial variations in operating results, any of which may impair a borrower's ability to repay a loan. Substantial credit losses could result, which could cause you to lose your entire investment in the common stock.

CHANGES IN INTEREST RATES MAY ADVERSELY AFFECT CAPITOL'S BUSINESS.

     CHANGES IN NET INTEREST INCOME. Capitol's profitability is significantly dependent on net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans, and interest expense on interest-bearing liabilities, such as deposits. Therefore, any change in general market interest rates, whether as a result of changes in monetary policies of the Federal Reserve Board or otherwise, can have a significant effect on net interest income. Capitol's assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristic of assets and liabilities. As a result, changes in interest rates can affect net interest income in either a positive or negative way.

     CHANGES IN THE YIELD CURVE. Changes in the difference between short and long-term interest rates, commonly known as the yield curve, may also harm Capitol's business. For example, short-term deposits may be used to fund longer-term loans. When differences between short-term and long-term interest rates shrink or disappear, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing net interest income.

CAPITOL'S INVESTMENT IN SUN IS ILLIQUID AND MAY REQUIRE ADDITIONAL INVESTMENT BY CAPITOL.

     Capitol currently owns a significant and controlling interest in the common stock of Sun Community Bancorp Limited, a bank development subsidiary headquartered in Phoenix, Arizona. Sun completed its initial public offering
(IPO) in July 1999 and its common stock is listed on the Nasdaq National Market. Capitol's investment in Sun is likely to remain illiquid because:

* Capitol is currently encouraged by the Federal Reserve Board to maintain a controlling investment in Sun's common stock; and
* Market conditions may limit the ability for Capitol to sell any large blocks of Sun's common stock.

     In addition, Capitol might be required by regulatory agencies, such as the Federal Reserve Board, to increase its investment in Sun by investing additional capital to meet unexpected needs at Sun or at one or more of its subsidiaries.

EXISTING SUBSIDIARIES OF CAPITOL MAY NEED ADDITIONAL FUNDS TO AID IN THEIR GROWTH OR TO MEET OTHER ANTICIPATED NEEDS WHICH COULD REDUCE CAPITOL'S FUNDS AVAILABLE FOR NEW BANK DEVELOPMENT OR OTHER CORPORATE PURPOSES.

     Capitol's affiliated banks are generally capitalized at the minimum amount permitted by regulatory agencies. Future growth of existing banks may require additional capital infusions or other investment by Capitol to maintain compliance with regulatory capital requirements or to meet growth opportunities. Such capital infusions could reduce funds available for development of new banks, or other corporate purposes.

POSSIBLE VOLATILITY OF STOCK PRICE.

     The market price of Capitol's common stock may fluctuate in response to numerous factors, including variations in the annual or quarterly financial results of Capitol, or its competitors, changes by financial research analysts in their estimates of the earnings of Capitol or its competitors or the failure of Capitol or its competitors to meet such estimates, conditions in the economy in general or the banking industry in particular, or unfavorable publicity affecting Capitol, its banks, or the industry. In addition, equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market price for many companies' securities which have been unrelated to the operating performance of those companies. Any fluctuation may adversely affect the prevailing market price of Capitol's common stock.

                               RECENT DEVELOPMENTS

     Applications are currently pending for additional banks in the states of Arizona and California.

     Additional expansion through the development of new banks in the states of Indiana, Nevada, California and others, is currently under consideration by Capitol or its subsidiary bank development entities.

                                 CAPITALIZATION

     The table presented below shows Capitol's actual total capitalization as of September 30, 2000, and as adjusted to reflect the exchange of Capitol's common stock for Muskegon's and Kent's common stock as described in this proxy statement/prospectus.


                                                                          As of September 30, 2000
                                                                    -------------------------------------
                                                                                         As Adjusted for
                                                                                          the Proposed
                                                                                          Muskegon and
                                                                    Actual              Kent Exchanges(3)
                                                                    ------              -----------------
                                                              (dollars in thousands, except per share data)
DEBT OBLIGATIONS:
  Notes payable to unaffiliated bank                              $  14,925                $  14,925
  Other                                                              38,150                   38,150
                                                                  ---------                ---------
     Total debt obligations                                          53,075                   53,075

GUARANTEED PREFERRED BENEFICIAL INTERESTS IN THE CORPORATION'S
 SUBORDINATED DEBENTURES                                             24,318                   24,318

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES                       63,860                   60,642

STOCKHOLDERS' EQUITY(1):
  Common stock, no par value; 25,000,000 shares authorized;
   issued, and outstanding:
   Actual - 7,171,893 shares
   As adjusted for the proposed Muskegon and Kent exchanges
    7,593,008 shares                                                 60,998                   65,991
  Retained earnings                                                   4,909                    4,909
  Market value adjustment for available-for-sale securities            (556)                    (556)
  Less unallocated ESOP shares and note receivable from sale
   of common stock                                                   (2,141)                  (2,141)
                                                                  ---------                ---------

     Total stockholders' equity                                   $  63,210                $  68,203
                                                                  =========                =========

TOTAL CAPITALIZATION                                              $ 204,463                $ 206,238
                                                                  =========                =========

  Book value per share of common stock                            $    8.81                $    8.98
                                                                  =========                =========
CAPITAL RATIOS:
  Stockholders' equity to total assets                                4.03%                    4.34%

  Total capital funds to total assets(2)                              9.65%                    9.75%

----------
(1) Does not include 1,205,487 shares of common stock issuable upon exercise of stock options. See "Management--Stock Option Program."
(2) Total capital funds includes guaranteed preferred beneficial interests in Capitol's subordinated debentures, minority interest in consolidated subsidiaries and stockholders' equity.

(3) Assumes issuance of 199,502 and 221,613 shares of Capitol common stock upon completion of proposed Muskegon and Kent exchanges, respectively.

                      DIVIDENDS AND MARKET FOR COMMON STOCK

     Capitol's common stock is listed on the Nasdaq National Market under the symbol "CBCL." The following table shows the high and low sale prices per share of common stock as reported on the Nasdaq National Market and cash dividends paid for the periods indicated. The table reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.


                                                                         Cash
                                                                       Dividends
1999                                             High         Low        Paid
----                                           ---------   ---------   ---------
1st Quarter                                    $  21.750   $  18.000   $   0.090
2nd Quarter                                       20.000      16.875       0.090
3rd Quarter                                       18.250      10.875       0.090
4th  Quarter                                      14.625       9.625       0.090

2000
----
1st Quarter                                       16.938       8.063       0.090
2nd Quarter                                       13.875      10.750       0.090
3rd Quarter                                       12.375       9.625       0.090
4th Quarter (through December 11, 2000)           13.375       9.750       0.090

     As of November 14, 2000, there were a total of approximately 2,750 beneficial holders of Capitol's common stock based on information supplied by its stock transfer agent and other sources.

     Holders of common stock are entitled to receive dividends when, as and if declared by Capitol's Board of Directors out of funds legally available. Although Capitol has paid dividends on its common stock for the preceding five years, there is no assurance that dividends will be paid in the future. The declaration and payment of dividends on Capitol's common stock depends upon the earnings and financial condition of Capitol, liquidity and capital requirements, the general economic and regulatory climate, Capitol's ability to service debt obligations senior to the common stock and other factors deemed relevant by Capitol's Board of Directors. Regulatory authorities impose limitations on the ability of banks to pay dividends to Capitol and the ability of Capitol to pay dividends to its shareholders.

     There is no market for either Muskegon's or Kent's common stock. Any transfers have been made privately and are not reported. Muskegon or Kent have never paid a dividend on its common stock.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus includes forward-looking statements. Capitol has based these forward-looking statements on its current expectations and projections about future events. These forward-looking statements may be impacted by risks, uncertainties and assumptions. Examples of some of the risks, uncertainties or assumptions that may impact the forward-looking statements are:

     - the results of management's efforts to implement Capitol's business strategy including planned expansion into new markets in Arizona, Nevada, New Mexico, Indiana, California and elsewhere;

     - adverse changes in the banks' loan portfolios and the resulting credit risk-related losses and expenses;

     - adverse changes in the economy of the banks' market areas that could increase credit-related losses and expenses;

     - adverse changes in real estate market conditions that could also negatively affect credit risk;

     - the possibility of increased competition for financial services in Capitol's markets;

     - fluctuations in interest rates and market prices, which could negatively affect net interest margins, asset valuations and expense expectations;

     - year 2000 (Y2K) computer, embedded chip and related data processing issues; and

     -    other factors described in "Risk Factors".

                            INFORMATION ABOUT CAPITOL

     This proxy statement/prospectus is accompanied by a copy of the following documents as indicated in Annex E:

     -    Report on Form 10-Q for period ended September 30, 2000
     -    Report on Form 10-Q for period ended June 30, 2000
     -    Report on Form 10-Q for period ended March 31, 2000
     -    Annual Report to Shareholders for year ended December 31, 1999
     -    Annual Report on Form 10-K for year ended December 31, 1999
     - Proxy statement for Capitol's Annual Meeting of Shareholders held on May 4, 2000.

                           INFORMATION ABOUT MUSKEGON

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Management's discussion and analysis of financial condition and results of operations for the periods ended September 30, 2000 and December 31, 1999 are included in this proxy statement/prospectus as part of Annex D.

FINANCIAL STATEMENTS.

     Unaudited interim condensed financial statements of Muskegon as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 are included in this proxy statement/prospectus as part of Annex D. Audited financial statements of Muskegon as of December 31, 1999 and for the years ended December 31, 1999 and 1998 are included in this proxy statement/prospectus as part of Annex D.

VOTING SECURITIES AND PRINCIPAL HOLDERS.

     The following table shows the share holdings of each director and officer of Muskegon and all directors and officers as a group. Where applicable, the table includes shares held by members of their immediate families.

                                           Muskegon shares beneficially owned
                                         ---------------------------------------
                                                                  Percentage of
                                                   Percentage     all Muskegon
                                                     of all     shares excluding
                                                    Muskegon    Muskegon shares
Name of Beneficial owner                 Number      shares     owned by Capitol
------------------------                 -------     -------    ----------------
Capitol Bancorp Ltd.                     130,146       51.13%           N/A
                                         =======     =======        =======
  Directors and Officers:
    Paul R. Ballard                          100        0.04%          0.08%
    William C. Cooper                        500        0.20%          0.40%
    Thomas F. DeVoursney                   2,000        0.79%          1.61%
    Robert D. Jewell                         100        0.04%          0.08%
    Charles E. Johnson II                  5,000        1.96%          4.02%
    Christopher L. Kelly                   3,000        1.18%          2.41%
    Daniel Kuznar                          5,000        1.96%          4.02%
    Robert J. McCarthy                     2,591        1.02%          2.08%
    James S. Tyler                         5,000        1.96%          4.02%
    Bruce A. May                           2,000        0.79%          1.61%
                                         -------     -------        -------

  Total of Officers and Directors         25,291        9.94%         20.33%
                                         =======     =======        =======

     Other than the directors and officers of Muskegon, no individual owns 5% or more of the outstanding shares of Muskegon, exclusive of the shares owned by Capitol.

                             INFORMATION ABOUT KENT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Management's discussion and analysis of financial condition and results of operations for the periods ended September 30, 2000 and December 31, 1999 are included in this proxy statement/prospectus as part of Annex E.

FINANCIAL STATEMENTS.

     Unaudited interim condensed financial statements of Kent as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 are included in this proxy statement/prospectus as part of Annex E. Audited financial statements of Kent as of December 31, 1999 and for the years ended December 31, 1999 and 1998 are included in this proxy statement/prospectus as part of Annex E.

VOTING SECURITIES AND PRINCIPAL HOLDERS.

     The following table shows the share holdings of each director and officer of Kent and all directors and officers as a group. Where applicable, the table includes shares held by members of their immediate families.

                                             Kent shares beneficially owned
                                         ---------------------------------------
                                                                  Percentage of
                                                   Percentage    all Kent shares
                                                     of all       excluding Kent
                                                      Kent       shares owned by
Name of Beneficial owner                 Number      shares         Capitol
------------------------                 -------     -------    ----------------
Capitol Bancorp Ltd.                     188,700       51.00%           N/A
                                         =======     =======        =======
  Directors and Officers:
    James M. Badaluco                      1,500        0.41%          0.83%
    Paul R. Ballard                          100        0.03%          0.06%
    Paul S. Buiten                        13,580        3.67%          7.49%
    Julius Duthler                         9,000        2.43%          4.96%
    Kevin J. Einfeld                       8,818        2.38%          4.86%
    Grant J. Gruel                         5,000        1.35%          2.76%
    Gary D. Hensch                         2,500        0.68%          1.38%
    Harold A. Marks                          300        0.08%          0.17%
    Calvin D. Meeusen                      9,000        2.43%          4.96%
    John H. Pleune                         2,500        0.68%          1.38%
    Mary L. Ursul                          1,363        0.37%          0.75%
    David E. Veen                            500        0.14%          0.28%
    Michael C. Walton                      1,662        0.45%          0.92%
    M. Martine Kaluske                     3,000        0.81%          1.65%
                                         -------     -------        -------

  Total of Officers and Directors         58,823       15.90%         32.45%
                                         =======     =======        =======

     Other than the directors and officers of Kent, no individual owns 5% or more of the outstanding shares of Kent, exclusive of the shares owned by Capitol.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     Because Muskegon and Kent are already majority-owned subsidiaries of Capitol, they are already included in Capitol's consolidated financial statements. Consummation of the exchange is not expected to have a material impact on the consolidated financial position or consolidated results of operation of Capitol. Accordingly, pro forma consolidated financial information illustrating the exchange and Capitol's purchase of the minority interests of Muskegon and Kent are not required to be presented in this prospectus.

                                  THE EXCHANGE

GENERAL

     The Muskegon and Kent Boards of Directors are using this proxy statement/prospectus to solicit proxies from the holders of Muskegon and Kent common stock for use at their respective special shareholders meetings.

     At the special shareholders meetings to be held on December 31, 2000, Muskegon and Kent common shareholders will be asked to approve the exchange. The Plan of Share Exchange provides for Muskegon's and Kent's minority shareholders to exchange the 49% of the common stock of Muskegon and Kent not owned by Capitol for Capitol common stock. Upon consummation of the exchange, Muskegon and Kent will each become wholly-owned subsidiaries of Capitol. In the exchange, Muskegon and Kent shareholders will receive shares of Capitol's common stock.

     While this is a combined Proxy Statement/Prospectus, the shareholder meetings and the votes taken at them are each independent of the other. The result of each vote of the shareholders has no bearing on the other. In other words, if the shareholders of one of the banks approve the Plan of Share Exchange, the Plan will be put into effect as to that bank regardless of whether the shareholders of the other bank approve the Plan of Share Exchange or not.

BACKGROUND OF THE EXCHANGE

     The concept of a potential share exchange transaction with Capitol has been discussed informally from time to time from the beginning of Muskegon's and Kent's operations. Capitol expressed a willingness to extend an offer of an exchange when Muskegon and Kent neared their 36th month of operations (that is, around December 31, 2000). These discussions occurred at various Muskegon and Kent board meetings during that period. The objectives of the potential exchange would be to enable shareholders of Muskegon and Kent to achieve liquidity in their investment, a reasonable return on their investment in the form of a `premium' and to accomplish such an exchange on a tax-free basis. Without the exchange, shareholders of Muskegon and Kent would continue to hold Muskegon and Kent bank stock which has no market and is illiquid.

     Muskegon's and Kent's board of directors have not solicited or received any other proposals for the potential exchange or sale of the respective banks' shares of common stock which are not owned by Capitol. If other proposals were under consideration for sale or exchange of Muskegon's or Kent's shares to an entity other than Capitol, Capitol would be permitted to vote its shares of Muskegon and Kent. By virtue of Capitol's majority ownership of Muskegon and Kent, it is likely that Capitol would not vote its shares of Muskegon and Kent in favor of any other proposals regarding a share exchange or sale of the minority interest in Muskegon and Kent with another party. In addition, Capitol currently has no intentions of selling its majority interest in Muskegon and Kent. Hence, the only proposal under consideration is Capitol's proposal.

     Capitol based its proposal on its prior transactions whereby it has acquired the minority interest in banks it controls. In those prior transactions, Capitol has offered the minority shareholders an opportunity to exchange their bank shares for Capitol common stock at an exchange ratio based on 150% of adjusted book value of the bank's shares on or about the 36th month of the bank's operations. Although Capitol is under no contractual obligation to make such an offer to acquire the minority interests in any of its present bank subsidiaries, it has made this proposal to Muskegon's and Kent's boards of directors consistent with its informal discussions with Muskegon's and Kent's board during these periods.

     Consensus between Capitol and Muskegon's and Kent's directors who are not employees or officers of Capitol was reached in October 2000 to approve the proposed exchange subject only to:

     - obtaining an independent opinion that the proposed share exchange is fair to Muskegon's and Kent's shareholders from a financial point of view; and

     - obtaining approval for the proposed exchange by a majority of Muskegon's and Kent's shares not already owned by Capitol.

     In October 2000, the Muskegon and Kent boards approved the Plan of Share Exchange and each agreed to call a special shareholder meeting for a shareholder vote to approve the Plan of Share Exchange.

MUSKEGON'S AND KENT'S REASONS FOR THE EXCHANGE.

     Muskegon's and Kent's reasons for the exchange are that their shareholders will be best served by the exchange in order to maximize their shareholder value and to provide them:

     * better protection through diversification geographically and by customer base through Capitol's subsidiary banks rather than dependence upon the resources of a single bank.

     * the banks' shareholders will receive publicly traded shares, providing them liquidity as opposed to the Muskegon and Kent common stock for which there is no public market. Muskegon and Kent shareholders who choose to do so may continue to hold the Capitol stock they receive in the exchange without being forced to have their investment reduced by the immediate recognition of a capital gains tax.

     * Muskegon's and Kent's shareholders will receive stock upon which historically there has been a dividend paid. See "Dividends and Market for Common Stock." The fact that Capitol has paid dividends for the past five years is not a guaranty that dividends will continue to be paid. Capitol's Board of Directors will declare and pay dividends as and when it appears to Capitol's board that dividends are appropriate.

CAPITOL'S REASONS FOR THE EXCHANGE

     Capitol believes that profitability of Muskegon and Kent will continue to increase. As noted elsewhere in this proxy statement/prospectus, while the respective bank's assets are reported as part of Capitol's assets for purposes of its consolidated financial statements, the respective bank's income is attributed to Capitol only in the percentage which Capitol owns of Muskegon and Kent common stock. Capitol desires to acquire the remainder of Muskegon's and Kent's common stock so that Capitol can include 100% of the respective bank's income in Capitol's consolidated income statement.

TERMS OF THE EXCHANGE

     Terms of the exchange are set forth in the Plan of Share Exchange. The Plan of Share Exchange is included an Annex A to this proxy statement/prospectus. You should review the Plan of Share Exchange in its entirety.

     The terms of the exchange can be summarized as follows:

          Upon separate approval of the exchange by a majority of the 49% of the shares of Muskegon and/or Kent held by shareholders other than Capitol, each share of Muskegon and/or Kent common stock will be exchanged for shares of Capitol common stock according to an exchange ratio. The exchange ratio will be determined by dividing the respective Muskegon and Kent share value by the Capitol share value. The Muskegon and Kent share value is one and one-half times the adjusted pro forma net value per share of their respective common stock as of December 31, 2000. The adjusted pro forma net book value per share of Muskegon and Kent common stock as of December 31, 2000 will be calculated by (1) using stockholders' equity as reflected in their respective internally prepared financial statements as of December 31, 2000; (2) subtracting from that sum the principal amounts of Capitol's capital contributions to Muskegon and Kent during the period from their inception to December 31, 2000 (aggregating $1,757,000 as to Muskegon and $760,000 as to Kent through September 30, 2000) for which Capitol did not receive shares of the bank's common stock, and also subtracting an interest factor to compute the approximate interest cost to Capitol of the capital contributions made to Muskegon and Kent during that period; and (3) dividing the remainder reached by the number of shares of the respective bank's common stock outstanding as of December 31, 2000.

          Capitol's share value will be determined by averaging the closing prices of Capitol common stock for each trading day during the 30 calendar day period ending December 31, 2000, as reported by the Nasdaq Stock Market, Inc.

          Once the Muskegon and Kent share value and Capitol share value are determined, the exchange ratio will be determined by dividing the respective Muskegon and Kent share value by the Capitol share value. Each Muskegon and Kent shareholder, as the case may be, (except Capitol) will receive shares of Capitol common stock in exchange for his, her or their Muskegon or Kent common stock calculated by multiplying the number of shares in the bank's common stock held by the shareholder by the exchange ratio. Any fractional shares will be paid in cash.

MUSKEGON AND KENT BOARD RECOMMENDATION

     THE MUSKEGON AND KENT BOARDS HAVE DETERMINED THAT THE EXCHANGE IS FAIR TO AND IN THE BEST INTERESTS OF THEIR SHAREHOLDERS, HAVE APPROVED THE RESPECTIVE PLAN OF SHARE EXCHANGE AND RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PLAN OF SHARE EXCHANGE.

ACCOUNTING TREATMENT

     Capitol expects the exchanges to be treated as the acquisition of a minority interest using the purchase method of accounting.

PRO FORMA DATA

     In light of the respective total assets and net income of Capitol, Muskegon and Kent and since Muskegon and Kent have, since their inception, always been consolidated subsidiaries of Capitol, pro forma financial statements are not included in this proxy statement/prospectus. The pro forma effect of the exchange is deemed to be immaterial.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The income tax discussion below represents the opinion of Strobl Cunningham Caretti & Sharp, P.C., tax counsel to Capitol, on the material federal income tax consequences of the exchange. This discussion is not a comprehensive description of all of the tax consequences that may be relevant to you. For example, counsel did not address tax consequences that arise from rules that apply generally to all taxpayers or to some classes of taxpayers or tax consequences that are generally assumed to be known by investors. This discussion is based upon the Internal Revenue Code, the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

     This discussion also is based upon certain representations made by Muskegon, Kent and Capitol. You should read carefully the full text of the tax opinion of Strobl Cunningham Caretti & Sharp, P.C. The opinion is included in this proxy statement/prospectus as Annex C. This discussion also assumes that the exchange will be effected pursuant to applicable state law and otherwise completed according to the terms of the Plan of Share Exchange. You should not rely upon this discussion if any of these factual assumptions or representations is, or later becomes, inaccurate.

     This discussion also assumes that shareholders hold their shares of Muskegon and Kent common stock as a capital asset and does not address the tax consequences that may be relevant to a particular shareholder receiving special treatment under some federal income tax laws. Shareholders receiving special treatment include:

     *    banks;
     *    tax-exempt organizations;
     *    insurance companies;
     *    dealers in securities or foreign currencies;
     * Muskegon and Kent shareholders who received their respective bank common stock through the exercise of employee stock options or otherwise as compensation;
     *    Muskegon and Kent shareholders who are not U.S. persons; and
     * Muskegon and Kent shareholders who hold the bank's common stock as part of a hedge, straddle or conversion transaction.

     The discussion also does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. No rulings have been or will be sought from the Internal Revenue Service regarding any matters relating to the exchange.

     Based on the assumptions and representations above, it is the opinion of Strobl Cunningham Caretti & Sharp, P.C., tax counsel to Capitol, that:

     *    the exchanges will qualify as a reorganization within the meaning of
          Section 368(a)(1)(B) of the Internal Revenue Code;
     * no gain or loss will be recognized by the shareholders of Muskegon and/or Kent who exchange their respective bank common stock solely for Capitol common stock (except with respect to cash received instead of a fractional share of Capitol common stock);
     * the aggregate tax basis of the Capitol common stock received by Muskegon or Kent shareholders who exchange all of their respective bank common stock for Capitol common stock in the exchange will be the same as the aggregate tax basis of the Muskegon and Kent common stock surrendered in exchange (reduced by any amount allocable to a fractional share of Capitol common stock for which cash is received);
     * the holding period of the Capitol common stock received will include the holding period of shares of Muskegon and Kent common stock surrendered in exchange; and
     * a holder of Muskegon or Kent common stock who receives cash instead of a fractional share of Capitol common stock will, in general, recognize capital gain or loss equal to the difference between the cash amount received and the portion of the holder's tax basis in shares of the respective bank's common stock allocable to the fractional share; this gain or loss will be long-term capital gain or loss for federal income tax purposes if the holder's holding period in the respective bank's common stock exchanged for the fractional share of Capitol common stock is more than the long-term holding period.

     The tax opinion of Strobl Cunningham Caretti & Sharp, P.C. is not binding upon the Internal Revenue Service or the courts.

     TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE EXCHANGE TO YOU WILL DEPEND ON YOUR PARTICULAR SITUATION. YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE EXCHANGE, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS.

REGULATORY MATTERS

     Muskegon and Kent are subject to regulation by the Michigan Financial Institutions Bureau and the FDIC. The Financial Institutions Bureau has been advised by Capitol of the proposed share exchange. The FDIC is not required to give permission or otherwise review the exchange prior to consummation.

     As a bank holding company, Capitol is subject to regulation by the Federal Reserve Board. Federal Reserve Board rules require Capitol to obtain the Federal Reserve Board's permission to acquire at least 51% of a subsidiary bank. The rules of the Federal Reserve Board do not differentiate between ownership of 51% and ownership of 100% of the stock of the subsidiary bank. Of course, Capitol received permission to acquire 51% or more ownership of Muskegon and Kent prior to the respective banks' commencing the business of banking. Accordingly, Capitol will not be required to seek any further approval from the Federal Reserve Board for the exchange.

     It is a condition of the exchanges that the shares of Capitol stock to be issued pursuant to the Plan of Share Exchange be approved for listing on the Nasdaq Stock Market, Inc., subject to official notice of issuance. An application will be filed to list Capitol's shares. Accordingly, the shares of Capitol common stock to be issued in exchange for the Muskegon and/or Kent common stock will be publicly tradable upon consummation of the exchange. There will be no restriction on the ability of a former Muskegon and/or Kent shareholder to sell in the open market the Capitol common stock received (unless the Muskegon and/or Kent shareholder is also an officer, director or affiliate of either Muskegon, Kent or Capitol, in which case Rule 144 and Rule 145 issued by the SEC do impose certain restrictions on sale of Capitol common stock).

DISSENTERS' RIGHTS

     Michigan law provides that where the consideration to be received in a share exchange is common stock which is publicly tradable on a national securities exchange, or held of record by 2,000 or more persons, dissenters' rights are not available. Capitol's common stock is tradable on the National Market System of the Nasdaq Stock Market, Inc. and, accordingly, qualifies as stock traded on a national securities exchange. Therefore, no dissenters' rights will be available in the exchange.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTIONS

     This proxy statement/prospectus does not cover any resales of the Capitol common stock you will receive in the exchange, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

     All shares of Capitol common stock you will receive in the exchange will be freely transferable, except that if you are deemed to be an "affiliate" of Muskegon or Kent under the Securities Act of 1933 at the time of the special shareholders meeting, you may resell those shares only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be affiliates of Muskegon or Kent for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, Muskegon or Kent, and would not include shareholders who are not officers, directors or principal shareholders of Muskegon or Kent.

     The affiliates of Muskegon or Kent may not offer, sell or otherwise dispose of any of the shares of Capitol common stock issued to that affiliate in the exchange or otherwise owned or acquired by that affiliate:

     (1) for a period beginning 30 days prior to the exchange and continuing until financial results covering at least 30 days of post-exchange combined operations of Capitol, Muskegon and Kent have been publicly filed by Capitol; or

     (2)  in violation of the Securities Act.

                          OPINION OF FINANCIAL ADVISOR

     Muskegon and Kent have retained JMP Financial, Inc. to provide a financial fairness opinion in connection with the exchange. The boards selected JMP Financial, Inc. to act as their bank's financial advisor based on its qualifications, expertise and reputation. JMP Financial, Inc. has rendered its opinion, in writing, that, based upon and subject to the various considerations set forth in the opinions, the consideration to be received pursuant to the exchange by the holders of Muskegon and/or Kent common stock is fair from a financial point of view.

     The full text of the written opinions of JMP Financial, Inc. are attached as Annex B to this proxy statement/prospectus and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by JMP Financial, Inc. in rendering its opinion. Muskegon and Kent shareholders are urged to, and should, read the opinion carefully and in its entirety. The opinion is directed to the boards of Muskegon and Kent and addresses only the fairness from a financial point of view of the consideration received pursuant to the exchange as of the date of the respective opinions. It does not address any other aspect of the exchanges and does not constitute a recommendation to any holder of Muskegon or Kent common stock as to how to vote at the respective special shareholders meetings. The summary of the opinions of JMP Financial, Inc. set forth in this document is qualified in its entirety by reference to the full text of the opinions.

     In connection with rendering its opinion, JMP Financial, Inc. among other things:

     * reviewed certain internal financial statements and other financial and operating data concerning Muskegon and Kent prepared by the management of the respective banks;
     * discussed the past and current operations and financial condition and the prospects of Muskegon and Kent with senior executives of the respective banks;
     * reviewed certain publicly available financial statements and other information of Capitol;
     * discussed the past and current operations and financial condition and the prospects of Capitol with senior executives of Capitol;
     * reviewed the reported prices and trading activity for Capitol common stock;
     * compared the financial performance of Muskegon, Kent and Capitol and the prices and trading activity of Capitol common stock with that of certain other comparable publicly traded companies and their securities;
     * reviewed the financial terms, to the extent publicly available, of certain comparable transactions;
     *    reviewed the Plan of Share Exchange; and
     * performed such other analyses and considered such other factors as JMP Financial, Inc. deemed appropriate.

     In rendering its opinion, JMP Financial, Inc. performed the following analyses:

     (1) JMP Financial, Inc., reviewed the performance of a sample of publicly traded stocks of Michigan banks and bank holding companies. No bank or bank holding company was identical to Muskegon, Kent or Capitol. JMP Financial, Inc., did, however, note that the Muskegon and Kent share value and the Capitol share value were generally within the range of the share values of comparable size banks and bank holding companies.

     (2) JMP Financial, Inc., also consulted a private database to construct a group of banks and bank holding companies it deemed to be similar to either Muskegon, Kent or Capitol, considering, but not limiting its analysis to, such factors as size, financial condition and performance, geography and market performance. Once again, although no bank or bank holding company was identical to Muskegon, Kent or Capitol, JMP Financial, Inc., noted that the estimated share value of Capitol was within the range of trading prices of institutions of a similar size and in a similar market or markets.
     (3) JMP Financial, Inc., reviewed the pricing ratios in those mergers and acquisitions of banks and bank holding companies pending or completed during the past twelve months for which public information was available. JMP Financial, Inc., found that the premium to book value ratios offered to selling shareholders generally ranged from 140 percent to 328 percent, with both median and average premium to book values falling between 182 percent and 208 percent. All of these transactions involved the transfer of control to the acquiring institution. JMP also reviewed the trading prices and histories of small publicly traded banks it deemed comparable to Muskegon and Kent to determine the approximate fair market value of small minority positions in those institutions and found that price-to-book value ratios ranged from 63 percent to 336 percent with averages and medians ranging from 115 to 120 percent. The banks which JMP Financial, Inc., reviewed and which it defined as "small publicly traded banks" are all listed on the Nasdaq National Market System and average a weekly trading volume of about one-third to one-half of one percent of their outstanding stock. Among the significant differences between these small publicly traded banks and Muskegon and Kent is that the Muskegon and Kent stock is illiquid. A number of historical studies and valuation practices estimate liquidity discounts in a range from 10 to 30 percent. The transaction at issue is somewhere between the sale of all of the stock of an entire financial institution and the sale of a minority block of stock in a community bank; however, JMP Financial, Inc., believes the exchange bears more characteristics of the latter than the former. The most dramatic difference, in the view of JMP Financial, Inc., between the exchange and an acquisition of all of the stock of an entire institution is the "change of control" by which the acquiring institution acquires all of the outstanding stock of the acquired institution. In such transactions, control of the acquired institution changes hands, for which the acquiring institution may pay a significant premium. In the present transaction, JMP Financial, Inc., noted that Capitol has had control of Muskegon and Kent from the outset and would not be expected to pay a "premium" for control, since it already owns control of Muskegon and Kent. JMP Financial, Inc., would expect that the premium over book value would be closer to the price paid in the sale of a minority block of stock in a small publicly traded bank, which in fact is the case. JMP Financial, Inc. therefore concluded that the exchanges are fair to the respective shareholders of Muskegon and Kent from a financial point of view.

     The opinion and presentation of JMP Financial, Inc. to the boards of Muskegon and Kent was one of many factors taken into consideration by the respective boards in making their separate decisions to approve the exchange. The analyses as described above should not be viewed as determinative of the opinion of those boards with respect to the exchange or of whether they would have been willing to agree to a transaction with a different form or amount of consideration.

     The Muskegon and Kent boards retained JMP Financial, Inc. based upon its qualifications, experience and expertise. JMP Financial, Inc. is a recognized investment banking and advisory firm which has special expertise in the valuation of banks.

     Under the terms of its engagement, JMP Financial, Inc. provided financial advisory services and a financial fairness opinion in connection with the exchange, and Muskegon and Kent each agreed to pay JMP Financial a fee of $8,000 plus out-of-pocket expenses. In addition, Muskegon and Kent have agreed to indemnify JMP Financial, Inc. and its affiliates, against certain liabilities and expenses, including certain liabilities under the federal securities laws.

                       THE SPECIAL SHAREHOLDERS' MEETINGS

DATE, TIME AND PLACE


     The special shareholders meeting of Muskegon will be held on December 29, 2000 at Muskegon Commerce Bank, 255 Seminole Road, Muskegon, Michigan 49444 at 9:00 a.m., local time. The special shareholders meeting of Kent will be held on December 29, 2000 at Kent Commerce Bank, 4050 Lake Drive SE, Grand Rapids, Michigan 49546 at 9:00 a.m., local time.

MATTERS TO BE CONSIDERED AT THE SPECIAL SHAREHOLDERS MEETINGS

     At the respective special shareholders meetings, holders of Muskegon and Kent common stock will vote on whether to approve their respective exchange. See "The Exchange".

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     Holders of record of Muskegon common stock at the close of business on December 1, 2000, the record date for their respective special shareholders meeting, are entitled to receive notice of and to vote at the special shareholders meeting. At September 30, 1999, 254,546 shares of Muskegon common stock were issued and outstanding and held by approximately 104 holders of record. Capitol held 130,146 shares of Muskegon common stock on that date and 124,400 were held by shareholders other than Capitol.

     Holders of record of Kent common stock at the close of business on December 1, 2000, the record date for their respective special shareholders meeting, are entitled to receive notice of and to vote at the special shareholders meeting. At September 30, 1999, 370,000 of Kent common stock were issued and outstanding and held by approximately 117 holders of record. Capitol held 188,700 shares of Kent common stock on that date and 181,300 were held by shareholders other than Capitol.

     A majority of the shares of the Muskegon and Kent common stock (excluding shares held by Capitol) entitled to vote on the record date must be represented in person or by proxy at the special shareholders meetings in order for a quorum to be present for purposes of transacting business at the meeting. In the event that a quorum of common stock is not represented at the special shareholders meetings, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Muskegon and Kent common stock on the record date are each entitled to one vote per share with respect to approval of the exchange at their respective special shareholders meeting.

     Muskegon and Kent do not expect any other matters to come before the special shareholders meetings. However, if any other matters are properly presented at the special meetings for consideration, the persons named in the enclosed form of proxy, and acting thereunder, will have discretion to vote or not vote on those matters in accordance with their best judgment, unless authorization to use that discretion is withheld. If a proposal to adjourn the special meetings is properly presented, however, the persons named in the enclosed form of proxy will not have discretion to vote in favor of the adjournment proposal any shares which have been voted against the proposal(s) to be presented at the special meeting. Muskegon and Kent are not aware of any matters expected to be presented at the special meetings other than as described in the notice of special meetings.

VOTES REQUIRED

     Although approval of two-thirds of the shares entitled to vote is all that is required by law, Muskegon and Capitol have agreed that approval of the exchange as to Muskegon will require the affirmative vote of a majority of the shares of Muskegon common stock outstanding on the record date, excluding the 51% of Muskegon's shares held by Capitol. Similarly, Kent and Capitol have agreed that approval of the exchange as to Kent will require the affirmative vote of a majority of Kent common stock outstanding on the record date, excluding the 51% of Kent's shares held by Capitol. Thus, the exchanges will each require over 80% approval, since Capitol will vote for the exchanges. Abstentions and broker non-votes will have the same effect as a vote against the proposal to approve the exchange.

SHARE OWNERSHIP OF MANAGEMENT

     As of the close of business on September 30, 2000, the directors and executive officers of Muskegon and their affiliates were entitled to vote approximately 25,291 shares of Muskegon common stock. These shares represent approximately 9.94% of the outstanding shares of Muskegon common stock and 20.33% of Muskegon's shares held by shareholders other than Capitol. The directors and executive officers have agreed to vote their shares of Muskegon common stock in favor of the exchange.

     As of the close of business on September 30, 2000, the directors and executive officers of Kent and their affiliates were entitled to vote approximately 58,823 shares of Kent common stock. These shares represent approximately 15.90% of the outstanding shares of Kent common stock and 32.45% of Kent's shares held by shareholders other than Capitol. The directors and executive officers have agreed to vote their shares of Kent common stock in favor of the exchange.

                                   THE CLOSING

EFFECTIVE TIME

     The exchanges will be effective at 5:00 p.m., Eastern Time, on December 31, 2000, and will be closed as soon as possible after the vote at the separate special meetings of Muskegon's and Kent's shareholders. If the exchanges are approved, as of the effective date, each outstanding share of Muskegon and Kent common stock will be automatically converted into the right to receive Capitol common stock according to the exchange ratio.

SHARES HELD BY CAPITOL

     Shares of Muskegon and Kent common stock owned by Capitol since their inception will be unaffected by the exchanges. Those shares will not be exchanged for any securities of Capitol or other consideration.

PROCEDURES FOR SURRENDER OF CERTIFICATES; FRACTIONAL SHARES

     As soon as reasonably practicable after the effective date of the exchange, Capitol or Capitol's transfer agent will send you a letter of transmittal. The letter of transmittal will contain instructions with respect to the surrender of your Muskegon or Kent stock certificates. YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Commencing immediately after the effective date of the exchange, upon surrender by you of your stock certificates representing Muskegon or Kent shares in accordance with the instructions in the letter of transmittal, you will be entitled to receive stock certificates representing shares of Capitol's common stock into which those Muskegon or Kent shares have been converted, together with a cash payment in lieu of fractional shares, if any.

     After the effective date, each certificate that previously represented shares of Muskegon or Kent stock will represent only the right to receive the shares of Capitol's common stock into which shares of Muskegon or Kent stock were converted in the exchange, and the right to receive cash in lieu of fractional shares of Capitol's common stock as described below.

     Until your Muskegon or Kent certificates are surrendered to Capitol or Capitol's agent, you will not be paid any dividends or distributions on the Capitol common stock into which your Muskegon or Kent shares have been converted with a record date after the exchange, and will not be paid cash in lieu of a fractional share. When those certificates are surrendered, any unpaid dividends and any cash in lieu of fractional shares of Capitol common stock payable as described below will be paid to you without interest.

     Muskegon's and Kent's transfer books will be closed at the effective date of the exchange and no further transfers of shares will be recorded on the transfer books. If a transfer of ownership of Muskegon or Kent stock that is not registered in the records of Muskegon or Kent has occurred, then, so long as the Muskegon or Kent stock certificates are accompanied by all documents required to evidence and effect the transfer, as set forth in the transmittal letter and accompanying instructions, a certificate representing the proper number of shares of Capitol common stock will be issued to a person other than the person in whose name the certificate so surrendered is registered, together with a cash payment in lieu of fractional shares, if any, and payment of dividends or distributions, if any.

     No fractional share of Capitol's common stock will be issued upon surrender of certificates previously representing Muskegon or Kent shares. Instead, Capitol will pay you an amount in cash determined by multiplying the fractional share interest to which you would otherwise be entitled by the Capitol share value used in determining the exchange ratio.

FEES AND EXPENSES

     Whether or not the exchange is completed, Capitol, Muskegon and Kent will each pay its own costs and expenses incurred in connection with the exchange, including the costs of (a) the filing fees in connection with Capitol's Form S-4 registration statement and this proxy statement/prospectus, (b) the filing fees in connection with any filing, permits or approvals obtained under applicable state securities and "blue sky" laws, (c) the expenses in connection with printing and mailing of the Capitol Form S-4 registration statement and this proxy statement/prospectus, and (d) all other expenses.

NASDAQ STOCK MARKET LISTING

     Capitol will promptly prepare and submit to the Nasdaq Stock Market, Inc. a listing application with respect to the maximum number of shares of Capitol common stock issuable to Muskegon and Kent shareholders in the exchange, and Capitol must use reasonable best efforts to obtain approval for the listing of Capitol common shares on the Nasdaq Stock Market, Inc.

AMENDMENT AND TERMINATION

     Capitol, Muskegon and Kent may amend or terminate the exchange at any time before or after shareholder approval of the Plan of Share Exchange. After shareholder approval of the exchanges, it may not be further amended without the approval of the shareholders.

VOTING OF PROXIES

SUBMITTING PROXIES

     You may vote by attending the respective special shareholders meeting and voting your shares in person at the meeting, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage pre-paid envelope. If you sign a written proxy card and return it without instructions, your shares will be voted FOR the exchange at the respective special shareholders meeting.

     If your shares are held in the name of a trustee, bank, broker or other record holder, you must either direct the record holder of your shares as to how to vote your shares or obtain a proxy from the record holder to vote at the respective special shareholders meeting.

     Shareholders who submit proxy cards should not send in any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of certificates representing shares of Muskegon and/or Kent stock will be mailed by Capitol to former Muskegon and/or Kent shareholders shortly after the exchange is effective.

REVOKING PROXIES

     If you are a shareholder of record, you may revoke your proxy at any time prior to the time it is voted at the respective special shareholders meeting. Proxies may be revoked by written notice, including by telegram or telecopy, to the president of Muskegon or Kent, as applicable, by a later-dated proxy signed and returned by mail or by attending the special shareholders meeting and voting in person. Attendance at respective special shareholders meeting will not in and of itself constitute a revocation of a proxy. Any written notice of a revocation of a proxy must be sent so as to be delivered before the taking of the vote at the respective special shareholders meeting to:

     Muskegon Commerce Bank                     Kent Commerce Bank
     255 Seminole Road                          4050 Lake Drive SE
     Muskegon, Michigan 49444                   Grand Rapids, Michigan 49546
     Attention: Robert McCarthy, President      Attention: David Veen, President

     If you require assistance in changing or revoking a Muskegon proxy, you should contact Robert McCarthy at the address above or at phone number (231) 737-4431. If you require assistance in changing or revoking a Kent proxy, you should contact David Veen at the address above or at phone number (616) 974-0200.

GENERAL INFORMATION

     Brokers who hold shares in street name for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote on non-routine matters, such as the proposal to be voted on at the special shareholders meeting, unless they receive specific instructions from the customer. These so-called broker non-votes will have the same effect as a vote against the exchange.

     Abstentions may be specified on all proposals. If you submit a proxy with an abstention, you will be treated as present at the special shareholders meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. An abstention will have the same effect as a vote against the exchange.

SOLICITATION OF PROXIES; EXPENSES

     Capitol, Muskegon or Kent will pay the cost of solicitation of proxies. In addition to solicitation by mail, the directors, officers and employees of Muskegon or Kent may also solicit proxies from their respective shareholders by telephone, telecopy, telegram or in person.

                        COMPARISON OF SHAREHOLDER RIGHTS

     As a result of the exchange, holders of shares of Muskegon and/or Kent common stock will become holders of shares of Capitol common stock. The following chart summarizes the material differences between the rights of Muskegon and/or Kent shareholders (left column), and the rights of shareholders of Capitol (right column). This summary is not intended to be complete and is qualified by reference to the Michigan Banking Code and the Michigan Business Corporation Act, as well as to Muskegon's and Kent's respective articles of incorporation and by-laws (copies of which may be obtained from Muskegon or Kent, as applicable) and Capitol's articles of incorporation and by-laws, (copies of which are on file with the SEC).


                                    Muskegon and/or Kent:                                   Capitol:
                                    ---------------------                                   --------
GOVERNING LAW:              Michigan Banking Code Public Act 276 of        Michigan Business Corporation Act Public Act
                            1999                                           284 of 1972

ASSESSABILITY OF SHARES:    Shareholders may be assessed to restore        Shares of common stock are non-assessable and
                            the capital of their respective bank up        shareholders have no liability in excess of
                            to its stated capital in the event of          their initial investment. MCLA 450.1317
                            losses. MCLA 487.13807

AUTHORIZED BUT              Under the Banking Code, banks can only         Capitol has authorized but unissued shares,
UNISSUED SHARES:            have authorized but unissued shares to         which may be issued by the Board of Directors
                            be issued in exchange for securities           in the Board's discretion and without a
                            with respect to which conversion               shareholder vote. MCLA 450.1202
                            privileges exist, with approval of the
                            Banking Commissioner. MCLA 487.13801

DIVIDENDS:                  Bank shareholders may share in dividends       Capitol common stockholders may share in
                            as and when declared by the respective         dividends as and when declared by the Board
                            bank's Board of Directors (although none       of Directors (see "Dividends and Market for
                            have been to date). The Board of               Common Stock"); dividends may be paid out of
                            Directors may only declare dividends out       any funds available unless the payment of the
                            of net profits from operations and must        dividend renders the business corporation
                            have a surplus equal to 20% of the             insolvent. MCLA 450.1345
                            respective bank's stated capital on hand
                            after the declaration and payment of any
                            dividend. MCLA 487.13806

AMENDMENT TO ARTICLES       Needs approval of the Banking                  Approval of a majority of the shareholders.
OF INCORPORATION:           Commissioner and approval of a majority        MCLA 450.1611
                            of the shareholders to amend the
                            articles. MCLA 487.13203


                                    Muskegon and/or Kent:                                   Capitol:
                                    ---------------------                                   --------
ISSUANCE OF NEW SHARES:     Approval of the Banking Commissioner and       Capitol's Board of Directors may issue new
                            a two-thirds vote of the shareholders of       shares without a vote of the shareholders
                            their respective bank. MCLA 487.13804          under Michigan law up to the authorized but
                                                                           unissued shares; any additional shares in
                                                                           excess of the authorized but unissued shares
                                                                           would require approval of a majority of the
                                                                           shareholders. MCLA 450.1611

VOTE ON DIRECTORS:          Muskegon has 12 Directors who are elected      Capitol has 16 directors who are elected
                            annually for one-year terms. Kent has 14       annually to one year terms. There is no
                            Directors who are elected annually for         cumulative voting.
                            one-year terms. There is no cumulative
                            voting.

BUSINESS COMBINATIONS:      A consolidation of either bank with any        A business combination involving Capitol
                            other banking institution would require        would require the approval of a majority of
                            the approval of the Banking Commissioner       the outstanding shareholders. MCLA 450.1703A;
                            and the approval of a two-thirds vote of       the Michigan Business Corporation Act has
                            the respective bank's shareholders. MCLA       certain anti-takeover provisions as described
                            487.13701                                      in "Description of the Capital Stock of
                                                                           Capitol" which are not included in the
                                                                           Michigan Banking Code.

INDEMNIFICATION OF          The Michigan Banking Code provides for the     Indemnification of directors and officers is
DIRECTORS AND OFFICERS:     indemnification of directors and officers.     provided for under the Michigan Business
                            See MCLA 13904-.13910.                         Corporation Act in substantially similar
                                                                           language to that in the Michigan Banking
                                                                           Code. See MCLA 450.1561-.1567.

LIMITATION OF LIABILITY:    The Michigan Banking Code permits banking      The Michigan Business Corporation Act allows
                            corporations to limit the liability of         corporations to limit the liabilities of the
                            directors and officers. MCLA 487.13504.        directors and officers in substantially
                            Muskegon and Kent have adopted a provision     similar language to the Michigan Banking
                            in its Articles of Incorporation which         Code. MCLA 450.1209. Capitol has adopted a
                            limits the liability of directors and          provision in its Articles of Incorporation
                            officers to the greatest extent permitted      which limits directors and officers liability
                            by law.                                        to the greatest extent permitted by law.

                   DESCRIPTION OF THE CAPITAL STOCK OF CAPITOL

     Capitol's Articles of Incorporation, as amended to date, authorize the issuance of up to 25,000,000 shares of common stock, without par value. Capitol's articles of incorporation do not authorize the issuance of any other class of stock. As of September 30, 2000, 7,171,893 shares of common stock were outstanding. UMB Bank, n.a., serves as transfer agent and registrar for Capitol's common stock.

     Michigan law allows Capitol's board of directors to issue additional shares of stock up to the total amount of common stock authorized without obtaining the prior approval of the shareholders.

     Capitol's board of directors has authorized the issuance of the shares of common stock as described in this proxy statement/prospectus. All shares of common stock offered will be, when issued, fully paid and nonassessable.

     The following summary of the terms and provisions of the common stock does not purport to be complete and is qualified in its entirety by reference to Capitol's articles of incorporation, as amended, a copy of which is on file with the SEC, and to the Michigan Business Corporation Act ("MBCA").

RIGHTS OF COMMON STOCK

     All voting rights are vested in the holders of shares of common stock. Each share of common stock is entitled to one vote. The shares of common stock do not have cumulative voting rights, which means that a stockholder is entitled to vote each of his or her shares once for each director to be elected at any election of directors and may not cumulate shares in order to cast more than one vote per share for any one director. The holders of the common stock do not have any preemptive, conversion or redemption rights. Holders of common stock are entitled to receive dividends if and when declared by Capitol's board of directors out of funds legally available. Under Michigan law, dividends may be legally declared or paid only if after the distribution the corporation can pay its debts as they come due in the usual course of business and the corporation's total assets equal or exceed the sum of its liabilities. In the event of liquidation, the holders of common stock will be entitled, after payment of amounts due to creditors and senior security holders, to share ratably in the remaining assets.

SHARES AVAILABLE FOR ISSUANCE

     The availability for issuance of a substantial number of shares of common stock at the discretion of the board of directors provides Capitol with the flexibility to take advantage of opportunities to issue additional stock in order to obtain capital, as consideration for possible acquisitions and for other purposes (including, without limitation, the issuance of additional shares through stock splits and stock dividends in appropriate circumstances). There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of common stock, except as described in this proxy statement/prospectus and for the shares of common stock reserved for issuance under Capitol's stock option program.

     Uncommitted authorized but unissued shares of common stock may be issued from time to time to persons and in amounts the board of directors of Capitol may determine and holders of the then outstanding shares of common stock may or may not be given the opportunity to vote thereon, depending upon the nature of those transactions, applicable law and the judgment of the board of directors of Capitol regarding the submission of an issuance to or vote by Capitol's shareholders. As noted, Capitol's shareholders have no preemptive rights to subscribe to newly issued shares.

     Moreover, it will be possible that additional shares of common stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in Capitol more difficult, time consuming or costly or would otherwise discourage an attempt to acquire control of Capitol. Under such circumstances, the availability of authorized and unissued shares of common stock may make it more difficult for shareholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of Capitol by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the board of directors of Capitol in opposing such an attempt by a third party to gain control of Capitol. The issuance of new shares of common stock could also be used to dilute ownership of a person or entity seeking to obtain control of Capitol. Although Capitol does not currently contemplate taking that action, shares of Company common stock could be issued for the purposes and effects described above, and the board of directors reserves its rights (if consistent with its fiduciary responsibilities) to issue shares for such purposes.

CAPITOL'S PREFERRED SECURITIES

     Capitol has issued debentures to Capitol Trust I, a Delaware business trust subsidiary of Capitol. Capitol Trust I purchased the debentures with the proceeds of preferred securities (which are traded on the NASDAQ National Stock Market under the symbol "CBCLP"). Capitol has guaranteed the preferred securities. The documents governing these securities, including the indenture under which the debentures were issued, restrict Capitol's right to pay a dividend on its common stock under certain circumstances and give the holders of the preferred securities preference on liquidation over the holders of Capitol's common stock. Specifically, Capitol may not declare or pay a cash dividend on its common stock if (a) an event of default has occurred as defined in the indenture, (b) Capitol is in default under its guarantee, or (c) Capitol has exercised its right under the debentures and the preferred securities to extend the interest payment period. In addition, if any of these conditions have occurred and until they are cured, Capitol is restricted from redeeming or purchasing any shares of its common stock except under very limited circumstances. Capitol's obligation under the debentures, the preferred securities and the guarantee is $25.3 million and the interest rate is 8.5% per annum, payable quarterly.

ANTI-TAKEOVER PROVISIONS

     In addition to the utilization of authorized but unissued shares as described above, the MBCA contains other provisions which could be utilized by Capitol to impede efforts to acquire control of Capitol. Those provisions include the following:

     CONTROL SHARE ACT. The MBCA contains provisions intended to protect shareholders and prohibit or discourage certain types of hostile takeover activities. These provisions regulate the acquisition of "control shares" of large public Michigan corporations.

     The act establishes procedures governing "control share acquisitions." A control share acquisition is defined as an acquisition of shares by an acquirer which, when combined with other shares held by that person or entity, would give the acquirer voting power at or above any of the following thresholds: 20%, 33-1/3% or 50%. Under that act, an acquirer may not vote "control shares" unless the corporation's disinterested shareholders vote to confer voting rights on the control shares. The acquiring person, officers of the target corporation, and directors of the target corporation who are also employees of the corporation are precluded from voting on the issue of whether the control shares shall be accorded voting rights. The act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.

     The act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the act confers dissenters' rights upon all of a corporation's shareholders except the acquiring person.

     The act applies only to an "issuing public corporation." Capitol falls within the statutory definition of an "issuing public corporation." The act automatically applies to any "issuing public corporation" unless the corporation "opts out" of the statute by so providing in its articles of incorporation or bylaws. Capitol has not "opted out" of the provisions of the act.

     FAIR PRICE ACT. Certain provisions of the MBCA establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters. The act provides that a super majority vote of 90% of the shareholders and no less than two-thirds of the votes of non-interested shareholders must approve a "business combination." The act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested shareholder" or certain "affiliates." An "interested shareholder" is generally any person who owns 10% or more of the outstanding voting shares of the company. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

     As of February 24, 2000 Capitol's management beneficially owned (including immediately exercisable stock options) control of approximately 30.21% of Capitol's outstanding common stock. It is now unknown what percentage will be owned by management upon completion of the exchange. If management's shares are voted as a block, management will be able to prevent the attainment of the required supermajority approval.

     The supermajority vote required by the act does not apply to business combinations that satisfy certain conditions. These conditions include, among others, that: (i) the purchase price to be paid for the shares of the company is at least equal to the greater of (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once a person has become an interested shareholder, the person must not become the beneficial owner of any additional shares of the company except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

     The requirements of the act do not apply to business combinations with an interested shareholder that the Board of Directors has approved or exempted from the requirements of the act by resolution at any time prior to the time that the interested shareholder first became an interested shareholder.

                       WHERE YOU CAN FIND MORE INFORMATION

     Capitol has filed a registration statement on Form S-4 to register with the SEC the Capitol common stock to be issued to Muskegon and/or Kent shareholders in the exchanges. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Capitol in addition to being a proxy statement of Muskegon and Kent for their respective special meetings. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     In addition, Capitol files reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

Public Reference Room     New York Regional Office    Chicago Regional Office Citicorp Center
450 Fifth Street, N.W.    7 World Trade Center        500 West Madison Street
Room 1024                 Suite 1300                  Suite 1400
Washington, D.C. 20549    New York, New York 10048    Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Capitol, who file electronically with the SEC. The address of that site is www.sec.gov. You can also inspect reports, proxy statements and other information about Capitol at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     In addition, all subsequent documents filed with the SEC by Capitol pursuant Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/ prospectus shall be deemed to be incorporated by reference into this proxy statement/prospectus and to be a part hereof from the date of filing such documents. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus or another such document shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or another such document or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified superseded, to constitute a part of this proxy statement/prospectus.

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY DECEMBER 20, 2000 TO RECEIVE THEM BEFORE THE SPECIAL SHAREHOLDERS MEETINGS. If you request exhibits to any incorporated documents from us, Capitol will mail them to you by first class mail, or another equally prompt means, within one business day after Capitol receives your request.

     No one has been authorized to give any information or make any representation about Muskegon, Kent, Capitol or the exchanges, that differs from, or adds to, the information in this document or in documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

     If you are in a jurisdiction where it is unlawful to offer to exchange, or to ask for offers of exchange, the securities offered by this proxy statement/prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this proxy statement/prospectus does not extend to you.

     The information contained in this proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies. Information in this document about Capitol has been supplied by Capitol, and information about Muskegon and Kent has been supplied by the respective banks.

                                  LEGAL MATTERS

     Certain legal matters relating to the validity of the shares of Capitol common stock offered by this proxy statement/prospectus and certain federal income tax matters relating to the exchange will be passed upon for Capitol by Strobl Cunningham Caretti & Sharp, P.C.

                                     EXPERTS

     The consolidated financial statements of Capitol attached to this proxy statement/prospectus included in Capitol's annual report to shareholders and its report on Form 10-K for the fiscal year ended December 31, 1999, have been audited by BDO Seidman, LLP, independent certified public accountants, as stated in their report, which is attached as part of Annex E, and are included in reliance upon such report given upon their authority as experts in accounting and auditing.

     The separate financial statements of Muskegon and Kent attached to this proxy statement/prospectus as Annex D for the fiscal years ended December 31, 1999 and 1998 have been audited by BDO Seidman, LLP, independent certified public accountants, as stated in their reports, which are attached as part of Annex D, and are included in reliance upon such report given upon their authority as experts in accounting and auditing.

                                    ANNEX A-1

                             PLAN OF SHARE EXCHANGE

     THIS PLAN OF SHARE EXCHANGE ("Plan") is entered into effective December 31, 2000 between and among CAPITOL BANCORP LTD., a Michigan corporation ("Capitol") and the SHAREHOLDERS of MUSKEGON COMMERCE BANK ("Bank").

                                    RECITALS

     A. Bank is a Michigan banking corporation which commenced the business of banking December 5, 1997.

     B. Capitol is now and has been since Bank commenced the business of banking the holder of fifty-one (51%) percent of the duly issued and outstanding common stock of Bank ("Bank common stock").

     C. Bank common stock is privately held and not traded in any public market.

     D. Capitol's common stock ("Capitol common stock") is traded on the National Market System of the NASDAQ Stock Market, Inc.

     E. Bank's Board of Directors has determined that it would be in the best interest of Muskegon's stockholders to exchange their shares of stock in Bank for shares of Capitol common stock as described in this Plan, and Capitol is willing to make an exchange on those terms.

     The parties adopt this Plan as of the effective date.

          1. THE EXCHANGE. Each shareholder who holds Bank common stock will exchange his, her or their shares of Bank common stock for shares of Capitol common stock according to an exchange ratio determined as follows:

               BANK SHARE VALUE. The share value of each share of Bank common stock shall be determined by multiplying 1.5 times the adjusted pro forma net book value per share of Bank common stock as of the close of business on December 31,, 2000. The adjusted pro forma net book value per share of Bank common stock as of the close of business on December 31, 2000 shall be calculated by (1) using the amount of stockholders' equity as reflected in Bank's internally prepared financial statements as of December 31, 2000;
               (2) subtracting from that amount the principal amounts of Capitol's capital contributions to Bank during the period from its inception to December, 2000 (aggregating $1,757,000 through September 30, 2000) for which Capitol did not receive shares of Bank's common stock and also subtracting an interest factor to impute to Capitol an appropriate return on its capital contributions equivalent to Capitol's interest cost through December 31, 2000; and (3) dividing the remainder reached by the number of shares of Bank's common stock outstanding as of the close of business on December 31, 2000.

               CAPITOL SHARE VALUE. The share value of each share of Capitol common stock will be the average of the closing prices of Capitol common stock for each of the trading days in the thirty (30) calendar day period prior to and ending on December 31, 2000, as reported by the NASDAQ Stock Market, Inc.

               EXCHANGE RATIO. The exchange ratio will be determined by dividing the Bank's Share Value by the Capitol Share Value.

               Each Bank shareholder (except Capitol) will receive shares of Capitol common stock in exchange for his, her or their Bank common stock calculated by multiplying the number of shares of Bank common stock held by the shareholder by the exchange ratio. Any fractional shares will be paid in cash.

          2. APPROVALS NECESSARY. The following approvals will be necessary prior to the Plan becoming effective:

               a. The Board of Directors of Bank shall have approved and adopted the Plan.

               b. The Board of Directors of Capitol (acting through its Executive Committee or otherwise, Capitol's Board having already approved the exchange in principle) shall have approved and adopted the Plan.

               c. A majority of the common stock of Bank (exclusive of the shares held by Capitol) shall have been voted to approve and adopt the Plan at a special meeting of the shareholders called for that purpose.

               d. The Securities and Exchange Commission shall have declared effective the Registration Statement registering the shares of stock of Capitol's common stock to be issued in the exchange.

               e. The Financial Institutions Bureau of the State of Michigan shall not have issued any objection to the Plan (a letter indicating the Financial Institutions Bureau does not object has already been received).

          3. FAIRNESS OPINION. The Board of Directors of Bank shall have secured the opinion of a recognized firm of financial advisors that the share exchange is fair from a financial point of view to the shareholders of Bank.

          4. TAX OPINION. Strobl Cunningham Caretti & Sharp, P.C. shall have issued its legal opinion that the share exchange constitutes a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and that the exchange shall not be a taxable event to the shareholders of Bank (except to the extent of the cash received in lieu of fractional shares).

          5. SURRENDER OF CERTIFICATES. Each shareholder of Bank common stock shall surrender to Capitol his, her or their certificate(s) for shares of Bank common stock within thirty (30) days after the effective date of this Plan. Capitol shall direct its transfer agent, UMB Bank, n.a., to issue certificate(s) of Capitol common stock to be issued in the exchange. Certificate(s) of Capitol common stock shall be issued and registered in the same name as the shares of Bank common stock surrendered in exchange therefor, and shall thereafter be transferable in the same manner as otherwise provided for Capitol common stock. In the event any shareholder of Bank common stock fails to surrender his, her or their certificate(s) within thirty (30) days of the effective date of this Plan, such certificate(s) shall nonetheless be canceled and deemed surrendered, and certificate(s) for Capitol common stock shall be issued and registered in the name of the person who is the registered holder on the books of Bank on the effective date of this Plan, and the Bank certificate(s) shall thereafter be null and void and of no force or effect whatever.

          6. NEW BANK CERTIFICATE. Bank shall issue its certificate registering in the name of Capitol all shares of stock now registered to shareholders other than Capitol.

                                    ANNEX A-2

                             PLAN OF SHARE EXCHANGE

     THIS PLAN OF SHARE EXCHANGE ("Plan") is entered into effective December 31, 2000 between and among CAPITOL BANCORP LTD., a Michigan corporation ("Capitol") and the SHAREHOLDERS of KENT COMMERCE BANK ("Bank").

                                    RECITALS

     A. Bank is a Michigan banking corporation which commenced the business of banking January 12, 1998.

     B. Capitol is now and has been since Bank commenced the business of banking the holder of fifty-one (51%) percent of the duly issued and outstanding common stock of Bank ("Bank common stock").

     C. Bank common stock is privately held and not traded in any public market.

     D. Capitol's common stock ("Capitol common stock") is traded on the National Market System of the NASDAQ Stock Market, Inc.

     E. Bank's Board of Directors has determined that it would be in the best interest of Kent's stockholders to exchange their shares of stock in Bank for shares of Capitol common stock as described in this Plan, and Capitol is willing to make an exchange on those terms.

     The parties adopt this Plan as of the effective date.

          1. THE EXCHANGE. Each shareholder who holds Bank common stock will exchange his, her or their shares of Bank common stock for shares of Capitol common stock according to an exchange ratio determined as follows:

               BANK SHARE VALUE. The share value of each share of Bank common stock shall be determined by multiplying 1.5 times the adjusted pro forma net book value per share of Bank common stock as of the close of business on December 31,, 2000. The adjusted pro forma net book value per share of Bank common stock as of the close of business on December 31, 2000 shall be calculated by (1) using the amount of stockholders' equity as reflected in Bank's internally prepared financial statements as of December 31, 2000;
               (2) subtracting from that amount the principal amounts of Capitol's capital contributions to Bank during the period from its inception to December, 2000 (aggregating $760,000 through September 30, 2000) for which Capitol did not receive shares of Bank's common stock and also subtracting an interest factor to impute to Capitol an appropriate return on its capital contributions equivalent to Capitol's interest cost through December 31, 2000; and (3) dividing the remainder reached by the number of shares of Bank's common stock outstanding as of the close of business on December 31, 2000.

               CAPITOL SHARE VALUE. The share value of each share of Capitol common stock will be the average of the closing prices of Capitol common stock for each of the trading days in the thirty (30) calendar day period prior to and ending on December 31, 2000, as reported by the NASDAQ Stock Market, Inc.

               EXCHANGE RATIO. The exchange ratio will be determined by dividing the Bank's Share Value by the Capitol Share Value.

               Each Bank shareholder (except Capitol) will receive shares of Capitol common stock in exchange for his, her or their Bank common stock calculated by multiplying the number of shares of Bank common stock held by the shareholder by the exchange ratio. Any fractional shares will be paid in cash.

          2. APPROVALS NECESSARY. The following approvals will be necessary prior to the Plan becoming effective:

               a. The Board of Directors of Bank shall have approved and adopted the Plan.

               b. The Board of Directors of Capitol (acting through its Executive Committee or otherwise, Capitol's Board having already approved the exchange in principle) shall have approved and adopted the Plan.

               c. A majority of the common stock of Bank (exclusive of the shares held by Capitol) shall have been voted to approve and adopt the Plan at a special meeting of the shareholders called for that purpose.

               d. The Securities and Exchange Commission shall have declared effective the Registration Statement registering the shares of stock of Capitol's common stock to be issued in the exchange.

               e. The Financial Institutions Bureau of the State of Michigan shall not have issued any objection to the Plan (a letter indicating the Financial Institutions Bureau does not object has already been received).

          3. FAIRNESS OPINION. The Board of Directors of Bank shall have secured the opinion of a recognized firm of financial advisors that the share exchange is fair from a financial point of view to the shareholders of Bank.

          4. TAX OPINION. Strobl Cunningham Caretti & Sharp, P.C. shall have issued its legal opinion that the share exchange constitutes a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and that the exchange shall not be a taxable event to the shareholders of Bank (except to the extent of the cash received in lieu of fractional shares).

          5. SURRENDER OF CERTIFICATES. Each shareholder of Bank common stock shall surrender to Capitol his, her or their certificate(s) for shares of Bank common stock within thirty (30) days after the effective date of this Plan. Capitol shall direct its transfer agent, UMB Bank, n.a., to issue certificate(s) of Capitol common stock to be issued in the exchange. Certificate(s) of Capitol common stock shall be issued and registered in the same name as the shares of Bank common stock surrendered in exchange therefor, and shall thereafter be transferable in the same manner as otherwise provided for Capitol common stock. In the event any shareholder of Bank common stock fails to surrender his, her or their certificate(s) within thirty (30) days of the effective date of this Plan, such certificate(s) shall nonetheless be canceled and deemed surrendered, and certificate(s) for Capitol common stock shall be issued and registered in the name of the person who is the registered holder on the books of Bank on the effective date of this Plan, and the Bank certificate(s) shall thereafter be null and void and of no force or effect whatever.

          6. NEW BANK CERTIFICATE. Bank shall issue its certificate registering in the name of Capitol all shares of stock now registered to shareholders other than Capitol.

                                    ANNEX B-1

JMP FINANCIAL, INC.
753 GRAND MARAIS
GROSSE POINTE PARK, MI 48230
TEL/FAX (313) 824-1711


                                                               December 12, 2000


Board of Directors
Muskegon Commerce Bank
255 Seminole Street
Muskegon, Michigan 49444

Gentlemen:

     We have examined the proposed Plan of Share Exchange (the "Agreement") dated December 31, 2000, to be entered into between Capitol Bancorp Ltd., a Michigan Corporation ("CBCL") and the shareholders (the "Shareholders") of Muskegon Commerce Bank ("Muskegon"), a Michigan Corporation by which CBCL shall acquire from the Shareholders their outstanding shares of Muskegon, not already owned by CBCL, in exchange for shares of CBCL (the "Exchange").


     The terms of the transaction contemplated by the Agreement provide that each share of Muskegon's common stock, not already owned by CBCL and issued and outstanding as of December 31, 2000 (the "Effective Date") shall be exchanged, pursuant to the Exchange Ratio specified in the Agreement, into shares of CBCL. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange.


     JMP Financial, Inc. ("JMP"), as a regular part of its investment banking business, is engaged in the valuation of the securities of commercial and savings banks as well as the holding companies of commercial and savings banks in connection with mergers, acquisition, and divestitures, and for other purposes.

In connection with this engagement and rendering this opinion, we reviewed materials deemed necessary and appropriate by us under the circumstances, including;

* Audited financial statements of Muskegon and CBCL for the years ended December 31, 1999 and 1998, as available;
* Unaudited financial statements of Muskegon for the periods ended September 30, 2000 and 1999;
* Certain unaudited internal financial information concerning the capital ratios of Muskegon;
*    Publicly available information concerning CBCL;

Page Two
Muskegon Commerce Bank Board of Directors

December 12, 2000


* Publicly available information with respect to certain other bank holding companies, which we deemed, appropriate, including competitors of CBCL and Muskegon.
* Publicly available information with respect to the nature and terms of certain other transactions which we consider relevant;
*    The Agreement;
* Reviewed certain historical market prices and trading volumes of Muskegon's and CBCL's common stock to the extent reasonably available.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial statements and other information reviewed by us for the purposes of the opinion expressed herein. We have not made an independent evaluation or appraisal of the assets and liabilities of Muskegon or CBCL or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Additionally, we are not experts in the evaluation of reserves for loan losses, and we have not reviewed any individual credit files. For purposes of this opinion, we have assumed that CBCL's and Muskegon's loan loss reserves are adequate in all material respects and that, in the aggregate, other conditions at CBCL and Muskegon are satisfactory and this opinion is conditioned upon such assumption. We have also assumed that there has been no material change in Muskegon's or CBCL's assets, financial condition. Results of operations, business, or prospects since the date of the last financial statements made available to us for Muskegon and CBCL, respectively. This opinion is necessarily based on economic, market and other conditions in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may effect the opinion and that JMP does not have any litigation to update, revise or reaffirm it.

     The opinion expressed herein is being rendered to the Board of Directors of Muskegon for its use in evaluation of the proposed transaction, assuming the transaction is consummated upon the terms set forth in the Agreement.

     Based upon the terms and conditions of the Exchange and the current market value of CBCL's common stock, and based further upon such other considerations as we deem relevant, JMP is, subject to the foregoing, of the opinion on the date hereof, that the consideration to be received by the Shareholders in the Exchange would be fair from a financial point of view if the transaction contemplated by the Agreement is in fact consummated pursuant to the terms thereof.

                                        Sincerely,


                                        John Palffy
                                        President
                                        JMP Financial, Inc.

                                    ANNEX B-2

JMP FINANCIAL, INC.
753 GRAND MARAIS
GROSSE POINTE PARK, MI 48230
TEL/FAX (313) 824-1711


                                                               December 12, 2000


Board of Directors
Kent Commerce Bank
4050 Lake Drive SE
Grand Rapids, Michigan 49546

Gentlemen:

     We have examined the proposed Plan of Share Exchange (the "Agreement") dated December 31, 2000, to be entered into between Capitol Bancorp Ltd., a Michigan Corporation ("CBCL") and the shareholders (the "Shareholders") of Kent Commerce Bank ("Kent"), a Michigan Corporation by which CBCL shall acquire from the Shareholders their outstanding shares of Kent, not already owned by CBCL, in exchange for shares of CBCL (the "Exchange").

     The terms of the transaction contemplated by the Agreement provide that each share of Kent's common stock, not already owned by CBCL and issued and outstanding as of December 31, 2000 (the "Effective Date") shall be exchanged, pursuant to the Exchange Ratio specified in the Agreement, into shares of CBCL You have requested our opinion as to the fairness, from a financial point of view, of the Exchange.

     JMP Financial, Inc. ("JMP"), as a regular part of its investment banking business, is engaged in the valuation of the securities of commercial and savings banks as well as the holding companies of commercial and savings banks in connection with mergers, acquisition, and divestitures, and for other purposes.

     In connection with this engagement and rendering this opinion, we reviewed materials deemed necessary and appropriate by us under the circumstances, including;

* Audited financial statements of Kent and CBCL for the years ended December 31, 1999 and 1998, as available;
* Unaudited financial statements of Kent for the periods ended September 30, 2000 and 1999;
* Certain unaudited internal financial information concerning the capital ratios of Kent;
*    Publicly available information concerning CBCL;

Page Two
Kent Commerce Bank Board of Directors

December 12, 2000


* Publicly available information with respect to certain other bank holding companies, which we deemed, appropriate, including competitors of CBCL and Kent.
* Publicly available information with respect to the nature and terms of certain other transactions which we consider relevant;
*    The Agreement;
* Reviewed certain historical market prices and trading volumes of Kent's and CBCL's common stock to the extent reasonably available.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial statements and other information reviewed by us for the purposes of the opinion expressed herein. We have not made an independent evaluation or appraisal of the assets and liabilities of Kent or CBCL or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Additionally, we are not experts in the evaluation of reserves for loan losses, and we have not reviewed any individual credit files. For purposes of this opinion, we have assumed that CBCL's and Kent's loan loss reserves are adequate in all material respects and that, in the aggregate, other conditions at CBCL and Kent are satisfactory and this opinion is conditioned upon such assumption. We have also assumed that there has been no material change in Kent's or CBCL's assets, financial condition. Results of operations, business, or prospects since the date of the last financial statements made available to us for Kent and CBCL, respectively. This opinion is necessarily based on economic, market and other conditions in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may effect the opinion and that JMP does not have any litigation to update, revise or reaffirm it.

     The opinion expressed herein is being rendered to the Board of Directors of Kent for its use in evaluation of the proposed transaction, assuming the transaction is consummated upon the terms set forth in the Agreement.

     Based upon the terms and conditions of the Exchange and the current market value of CBCL's common stock, and based further upon such other considerations as we deem relevant, JMP is, subject to the foregoing, of the opinion on the date hereof, that the consideration to be received by the Shareholders in the Exchange would be fair from a financial point of view if the transaction contemplated by the Agreement is in fact consummated pursuant to the terms thereof.

                                        Sincerely,


                                        John Palffy
                                        President
                                        JMP Financial, Inc.

                                     ANNEX C

             [Letterhead of Strobl Cunningham Caretti & Sharp, P.C.]

                                December 5, 2000

Capitol Bancorp Ltd.
200 Washington Sq. N., Fourth Floor
Lansing, MI 48933

     Re:  Muskegon Commerce Bank and Kent Commerce Bank
          Plan of Share Exchange(s)
          Tax Considerations

Ladies and Gentlemen:

     We have acted as special counsel in connection with the Plan of Share Exchange between Capitol Bancorp Ltd. ("Capitol") and the shareholders of Muskegon Commerce Bank ("Muskegon") and Kent Commerce Bank ("Kent").

     Capitol will file with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-4 (the "Registration Statement"), with respect to the common shares of Capitol to be issued to holders of shares of common stock of Muskegon and/or Kent in connection with the Plan of Share Exchange. In addition, Capitol has prepared, and we have reviewed, a Proxy Statement/Prospectus which is contained in and made a part of the Registration Statement (the "Proxy Statement"), and the Appendices thereto, including the respective Plan of Share Exchange and this letter. In rendering our opinion, we have relied upon the facts stated in the Proxy Statement and upon such other documents as we have deemed appropriate, including the information about Capitol, Muskegon and Kent included or incorporated by reference in the Proxy Statement.

     We have assumed that (i) all parties to the Plan of Share Exchange, and to any other documents reviewed by us, have acted, and will act, in accordance with the terms of the Plan of Share Exchange, (ii) all facts, information, statements and representations qualified by the knowledge and/or belief of Capitol, Muskegon and/or Kent will be complete and accurate as of the effective time as though not so qualified, (iii) the Plan of Share Exchange will be consummated at the effective date pursuant to the terms and conditions set forth in the Plan of Share Exchange without the waiver or modification of any such terms and conditions, and (iv) the Plan of Share Exchange is authorized by and will be effected pursuant to applicable state law.

     Based upon and subject to the foregoing, and to the qualifications, limitations, representations and assumptions contained in the portion of the Proxy Statement captioned "Material Federal Income Tax Consequences," we are of the opinion that:

     *    the exchange will qualify as a reorganization within the meaning of
          Section 368(a)(1)(B) of the Internal Revenue Code;

     * no gain or loss will be recognized by the shareholders of Muskegon or Kent who exchange their respective Muskegon or Kent common stock solely for Capitol common stock (except with respect to cash received instead of a fractional share of Capitol common stock);

     * the aggregate tax basis of the Capitol common stock received by Muskegon or Kent shareholders who exchange all of their respective Muskegon or Kent common stock for Capitol common stock in the exchange will be the same as the aggregate tax basis of common stock surrendered in exchange (reduced by any amount allocable to a fractional share of Capitol common stock for which cash is received);

     * the holding period of the Capitol common stock received will include the holding period of shares of Muskegon or Kent common stock surrendered in exchange; and

     * a holder of Muskegon or Kent common stock who receives cash instead of a fractional share of Capitol common stock will, in general, recognize capital gain or loss equal to the difference between the cash amount received and the portion of the holder's tax basis in shares of the respective Muskegon or Kent common stock allocable to the fractional share; this gain or loss will be long-term capital gain or loss for federal income tax purposes if the holder's holding period in the common stock exchanged for the fractional share of Capitol common stock is more than the long-term holding period.

     No opinion is expressed on any matters other than those specifically stated. This opinion is furnished to you for use in connection with the Registration Statement and may not be used for any other purpose without our prior express written consent. We hereby consent to the inclusion of this opinion as an appendix to the Proxy Statement and to the use of our name in that portion of the Proxy Statement captioned "Material Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                     Sincerely,

                                     /s/ STROBL CUNNINGHAM CARETTI & SHARP, P.C.

                                    ANNEX D-1


             FINANCIAL INFORMATION REGARDING MUSKEGON COMMERCE BANK

Management's discussion and analysis of financial
  condition and results of operations.......................................D1-1

Condensed interim financial statements as of and for the
  periods ended September 30, 2000 and 1999 (unaudited).....................D1-5

Audited financial statements as of and for the years
  ended December 31, 1999 and 1998.........................................D1-11

                             MUSKEGON COMMERCE BANK
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
             PERIODS ENDED SEPTEMBER 30, 2000 AND DECEMBER 31, 1999


FINANCIAL CONDITION

Muskegon Commerce Bank is engaged in commercial banking activities from its sole location in Muskegon, Michigan. From its inception in December 1997, the Bank provides a full array of banking services, principally loans and deposits, to entrepreneurs, professionals and other high net worth individuals in its community.

Total assets approximated $59.3 million at September 30, 2000, compared with $47.4 million at December 31, 1999. The Bank's total assets approximated $28.6 million at year-end 1998.

Total portfolio loans approximated $53.1 million at September 30, 2000, an increase of approximately $11.3 million from the $41.8 million level at December 31, 1999. At December 31, 1998, total portfolio loans approximated $24.5 million. Portfolio loan growth during these periods has been significant and is consistent with the Bank's overall balance sheet growth during these periods. Commercial loans approximated 73% of total portfolio loans at September 30, 2000 consistent with the Bank's emphasis on commercial lending activities. Installment loans approximated 24% of total portfolio loans at September 30, 2000.

The allowance for loan losses at September 30, 2000 approximated $572,000 or 1.08% of total portfolio loans, compared to an allowance ratio of 1.00% at December 31, 1999 and 1998.

The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses inherent in the loan portfolio at the balance sheet date. Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including volume, amount and composition, potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, loan commitments outstanding and other factors. The allowance for loan losses is based upon management's estimate of potential loan losses incurred at the respective balance sheet dates.

Since the Bank's inception, there have been minimal loan charge-offs through September 30, 2000.

The Bank's growth has been funded primarily by deposits, most of which are interest-bearing. Total deposits approximated $53.7 million at September 30, 2000, an increase of approximately $10.3 million from the $43.4 million level at December 31, 1999. Deposits also increased significantly in 1999 from the $26.0 million level at the beginning of the year.

                                      D1-1

The Bank emphasizes obtaining noninterest-bearing deposits as a means to reduce its cost of funds. Noninterest-bearing deposits approximated $4.8 million at September 30, 2000 or about 8.9% of total deposits, an increase of approximately $832,000 from December 31, 1999. Noninterest-bearing deposits fluctuate significantly from day to day, depending upon customer account activity.

Stockholders' equity approximated $4.8 million at September 30, 2000 or approximately 8.2% of total assets. Capital adequacy is discussed elsewhere in this narrative.

RESULTS OF OPERATIONS

Net income for the nine months ended September 30, 2000 approximated $476,000, compared with net income of $74,000 in the nine month 1999 period.

1998 represented the Bank's first full calendar year of operations, with a net loss of $191,000, compared to a net loss of $25,000 in the Bank's brief period of operations in 1997. Net income approximated $189,000 for the year ended December 31, 1999.

During these most recent periods, the Bank's profitability has been the result of its loan and deposit portfolios reaching a sufficient size to generate an adequate margin to cover operating expenses and produce profits.

The principal source of operating revenues is interest income. Total interest income for the nine months ended September 30, 2000 approximated $3.6 million, compared with $2.2 million in the first nine months of 1999. For the year ended December 31, 1999, total interest income approximated $3.2 million, compared with $1.5 million in 1998.

Interest expense on deposits has also increased significantly during these periods, consistent with the growth in the interest-bearing deposits. Total interest expense approximated $1.9 million for the nine months ended September 30, 2000, compared with $1.1 million for the first nine months of 1999. For the year ended December 31, 1999, total interest expense approximated $1.6 million, compared with $819,000 in 1998.

Net interest income approximated $1.7 million for the nine months ended September 30, 2000, compared with $1.1 million for the 1999 corresponding period. Net interest income for the year ended December 31, 1999 approximated $1.5 million, significantly more than the $640,000 in 1998.

Provisions for loan losses ($155,600 for the nine months ended September 30, 2000, $180,000 for the year ended December 31, 1999 and $228,000 for the period ended December 31, 1998) have been based primarily upon amounts necessary to increase the allowance for loan losses to the regulatorily-imposed ratio requirement of not less than 1% of total portfolio loans outstanding.

                                      D1-2

Noninterest income has also increased significantly during the Bank's period of existence. Total noninterest income approximated $255,000 for the nine months ended September 30, 2000 ($199,000 in the corresponding period in 1999) and approximated $282,000 for the year ended December 31, 1999 and $205,000 in 1998.

Noninterest expenses have increased significantly during the period of the Bank's existence. Total noninterest expense approximated $1.1 million for the nine months ended September 30, 2000, compared with $1.0 million for the corresponding 1999 period. For the year ended December 31, 1999, total noninterest expense approximated $1.4 million, compared with $903,000 in 1998.

The principal component of noninterest expense is salaries and employee benefits which has increased during these periods based upon the increased staffing required to serve customers and to facilitate growth.

LIQUIDITY AND CAPITAL RESOURCES

The principal funding source for asset growth and loan origination activities is deposits. Growth in deposits and loans was previously discussed in this narrative. As stated previously, most of the deposit growth has been deployed into commercial loans, consistent with the Bank's emphasis on commercial lending activities.

Cash and cash equivalents approximated $4.3 million at September 30, 2000, compared with $3.6 million at December 31, 1999 and $2.4 million at December 31, 1998. As liquidity levels vary continuously based upon customer activities, amounts of cash and cash equivalents can vary widely at any given point in time. Management believes the Bank's liquidity position at September 30, 2000 is adequate to fund loan demand and to meet depositor needs.

In addition to cash and cash equivalents, a source of long-term liquidity is the Bank's portfolio of marketable investment securities. Liquidity requirements have not historically necessitated the sale of investments in order to meet liquidity needs. The Bank also has not engaged in active trading of its investments and has no intention of doing so in the foreseeable future. At September 30, 2000 and December 31, 1999, the Bank had approximately $982,000 and $972,000, respectively, of investment securities classified as available for sale which can be utilized to meet various liquidity needs as they arise.

The Bank has secured lines of credit with the Federal Home Loan Bank of Indianapolis. Availability on this credit facility approximated $492,000 at September 30, 2000.

                                      D1-3

All banks are subject to a complex series of capital ratio requirements which are imposed by state and federal banking agencies. In the case of Muskegon Commerce Bank, as a young bank, it is subject to a more restrictive requirement than is applicable to most banks inasmuch as the Bank must maintain a capital-to-asset ratio of not less than 8% for its early years of operation.

Since inception, the Bank's asset growth has been significant. In order to maintain compliance with the above-mentioned ratio requirement, Capitol Bancorp Ltd., the Bank's 51% majority owner, has made capital infusions amounting to $1,757,000 through September 30, 2000. Those capital infusions have been accounted for as an increase in the Bank's surplus account, specifically earmarked as supplemental capital infusions from the Bank's parent. Such capital infusions, however, have not been treated as a change in the parent's ownership percentage of the Bank.

IMPACT OF NEW ACCOUNTING STANDARDS

FASB Statement No. 133, "Accounting For Derivative Instruments and Hedging Activities", requires all derivatives to be recognized in financial statements and to be measured at fair value. Gains and losses resulting from changes in fair value would be included in income, or in comprehensive income, depending on whether the instrument qualifies for hedge accounting and the type of hedging instrument involved. This new standard will become effective in 2001 and, because the Bank has typically not entered into derivative contracts either to hedge existing risks or for speculative purposes, is not expected to have a material effect on its financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to the Bank's financial statements.

                                      D1-4

                             MUSKEGON COMMERCE BANK

                                   ----------

                    INTERIM FINANCIAL STATEMENTS (UNAUDITED)

                  NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999


                                      D1-5

BALANCE SHEETS

MUSKEGON COMMERCE BANK

                                                   September 30    December 31
                                                      2000            1999
                                                   ------------    ------------
ASSETS                                             (unaudited)

Cash and due from banks                            $  2,426,645    $  2,009,728
Federal funds sold                                    1,850,000       1,550,000
                                                   ------------    ------------
       Cash and cash equivalents                      4,276,645       3,559,728
Investment securities:
  Available for sale, carried at market value           982,031         972,343
  Held for long-term investment, carried at
   amortized cost which approximates market value       127,300              --
                                                   ------------    ------------
       Total investment securities                    1,109,331         972,343
Portfolio loans:
  Commercial                                         38,902,065      30,462,458
  Real estate mortgage                                1,498,994       1,283,182
  Installment                                        12,658,943      10,101,965
                                                   ------------    ------------
       Total portfolio loans                         53,060,002      41,847,605
  Less allowance for loan losses                       (572,000)       (419,000)
                                                   ------------    ------------
       Net portfolio loans                           52,488,002      41,428,605
Premises and equipment                                  995,470       1,067,746
Accrued interest income                                 329,640         262,321
Other assets                                            124,190         114,503
                                                   ------------    ------------

       TOTAL ASSETS                                $ 59,323,278    $ 47,405,246
                                                   ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Noninterest-bearing                              $  4,758,186    $  3,926,439
  Interest-bearing                                   48,969,472      39,454,612
                                                   ------------    ------------
       Total deposits                                53,727,658      43,381,051
Short-term borrowings                                   500,000
Accrued interest on deposits
  and other liabilities                                 258,379         169,868
                                                   ------------    ------------
       Total liabilities                             54,486,037      43,550,919

STOCKHOLDERS' EQUITY:
Common stock, $6.50 par value,
  254,546 shares authorized,
  issued and outstanding                              1,654,549       1,654,549
Surplus                                               2,745,457       2,245,457
Retained earnings (deficit)                             448,680         (27,231)
Market value adjustment (net of tax effect) for
  investment securities available for sale
  (accumulated other comprehensive income)              (11,445)        (18,448)
                                                   ------------    ------------
       Total stockholders' equity                     4,837,241       3,854,327
                                                   ------------    ------------
       TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY                        $ 59,323,278    $ 47,405,246
                                                   ============    ============

See notes to interim financial statements.

                                      D1-6

STATEMENTS OF OPERATIONS (UNAUDITED)

MUSKEGON COMMERCE BANK

                                                           Nine Months Ended
                                                              September 30
                                                      --------------------------
                                                         2000            1999
                                                      ----------      ----------
Interest income:
  Portfolio loans (including fees)                    $3,525,884      $2,071,450
  Taxable investment securities                           44,978          23,834
  Federal funds sold                                      67,540          89,668
  Interest-bearing deposits with banks and other           8,858              --
                                                      ----------      ----------
       Total interest income                           3,647,260       2,184,952

Interest expense:
  Demand deposits                                        279,748         197,123
  Savings deposits                                        13,671          11,374
  Time deposits                                        1,605,457         920,388
  Other                                                    1,905             560
                                                      ----------      ----------
       Total interest expense                          1,900,781       1,129,445
                                                      ----------      ----------
       Net interest income                             1,746,479       1,055,507
Provision for loan losses                                155,600         137,887
                                                      ----------      ----------
       Net interest income after
         provision for loan losses                     1,590,879         917,620

Noninterest income:
  Service charges on deposit accounts                     72,076          52,065
  Trust income                                             1,816              --
  Fees from origination of non-portfolio
    residential mortgage loans                           167,284         135,183
  Other                                                   14,026          12,092
                                                      ----------      ----------
       Total noninterest income                          255,202         199,340
Noninterest expense:
  Salaries and employee benefits                         493,915         420,474
  Occupancy                                               54,612          53,325
  Equipment rent, depreciation and maintenance            94,124          67,849
  Deposit insurance premiums                               6,709           1,466
  Other                                                  471,810         459,317
                                                      ----------      ----------
       Total noninterest expense                       1,121,170       1,002,431
                                                      ----------      ----------
       Income before federal income taxes                724,911         114,529
Federal income taxes                                     249,000          41,000
                                                      ----------      ----------

       NET INCOME                                     $  475,911      $   73,529
                                                      ==========      ==========

       NET INCOME PER SHARE                           $     1.87      $     0.29
                                                      ==========      ==========

See notes to interim financial statements.

                                      D1-7

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)

MUSKEGON COMMERCE BANK

                                                                                        Accumulated
                                                                           Retained        Other
                                              Common                       Earnings    Comprehensive
                                               Stock         Surplus       (Deficit)       Income          Total
                                            -----------    -----------    -----------    -----------    -----------
Nine Months Ended September 30, 1999:
Balances at January 1, 1999                 $ 1,654,549    $   988,457    $  (216,263)   $    (2,651)   $ 2,424,092

Supplemental capital infusions from
  Capitol Bancorp Ltd.                                       1,247,000                                    1,247,000

Components of comprehensive income:
  Net income for the period                                                    73,529                        73,529
  Market value adjustment for investment
    securities available for sale (net of
    tax effect)                                                                               (8,974)        (8,974)
                                                                                                        -----------
      Comprehensive income for the period                                                                    64,555
                                            -----------    -----------    -----------    -----------    -----------

    BALANCES AT SEPTEMBER 30, 1999          $ 1,654,549    $ 2,235,457    $  (142,734)   $   (11,625)   $ 3,735,647
                                            ===========    ===========    ===========    ===========    ===========

Nine Months Ended September 30, 2000:
Balances at January 1, 2000                 $ 1,654,549    $ 2,245,457    $   (27,231)   $   (18,448)   $ 3,854,327


Supplemental capital infusions from
  Capitol Bancorp Ltd.                                         500,000                                      500,000

Components of comprehensive income:
  Net income for the period                                                   475,911                       475,911
  Market value adjustment for investment
    securities available for sale (net of
    tax effect)                                                                                7,003          7,003
                                                                                                        -----------
     Comprehensive income for period                                                                        482,914
                                            -----------    -----------    -----------    -----------    -----------

    BALANCES AT SEPTEMBER 30, 2000          $ 1,654,549    $ 2,745,457    $   448,680    $   (11,445)   $ 4,837,241
                                            ===========    ===========    ===========    ===========    ===========

See notes to interim financial statements.

                                      D1-8

STATEMENTS OF CASH FLOWS (UNAUDITED)

MUSKEGON COMMERCE BANK

                                                                           Nine Months Ended
                                                                              September 30
                                                                      ----------------------------
                                                                          2000            1999
                                                                      ------------    ------------
OPERATING ACTIVITIES
  Net income for the period                                           $    475,911    $     73,529
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Provision for loan losses                                            155,600         137,887
      Depreciation of premises and equipment                                86,137          77,821
      Net amortization (accretion) of investment security discounts            922              (4)
  Increase in accrued interest income and other assets                     (80,613)        (31,652)
  Increase in accrued interest on deposits and other liabilities            88,511         105,414
                                                                      ------------    ------------
        NET CASH PROVIDED BY OPERATING ACTIVITIES                          726,468         362,995

INVESTING ACTIVITIES
  Purchases of investment securities available for sale                   (127,300)       (501,406)
  Net increase in portfolio loans                                      (11,214,997)    (13,382,146)
  Purchases of premises and equipment                                      (13,861)        (68,115)
                                                                      ------------    ------------
        NET CASH USED BY INVESTING ACTIVITIES                          (11,356,158)    (13,951,667)

FINANCING ACTIVITIES
  Net increase in demand deposits, NOW accounts
    and savings accounts                                                 1,960,669       4,496,763
  Net increase in certificates of deposit                                8,385,938       9,254,000
  Net proceeds from short-term borrowings                                  500,000
  Supplemental capital infusions from majority stockholder                 500,000       1,247,000
                                                                      ------------    ------------
        NET CASH PROVIDED BY FINANCING ACTIVITIES                       11,346,607      14,997,763
                                                                      ------------    ------------
        INCREASE IN CASH AND CASH EQUIVALENTS                              716,917       1,409,091

Cash and cash equivalents at beginning of period                         3,559,728       2,423,337
                                                                      ------------    ------------

        CASH AND CASH EQUIVALENTS AT END OF PERIOD                    $  4,276,645    $  3,832,428
                                                                      ============    ============

See notes to interim financial statements.

                                      D1-9

                NOTES TO INTERIM FINANCIAL STATEMENTS (UNAUDITED)
                             MUSKEGON COMMERCE BANK


NOTE A--BASIS OF PRESENTATION

     The accompanying condensed financial statements of Muskegon Commerce Bank have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles.

     The statements do, however, include all adjustments of a normal recurring nature which Muskegon considers necessary for a fair presentation of the interim periods.

     The results of operations for the nine-month period ended September 30, 2000 are not necessarily indicative of the results to be expected for the year ending December 31, 2000.

     NET INCOME (LOSS) PER SHARE: Net income (loss) per share is based on the weighted average number of common shares outstanding (254,546 shares).

NOTE B--IMPLEMENTATION OF NEW ACCOUNTING STANDARD

     AICPA Statement of Position 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES, requires start-up, preopening and organizational costs to be charged to expense when incurred. The initial application of this statement, which became effective January 1, 1999, also requires the write-off of any such costs previously capitalized. Implementation of this new statement had no effect on the 1999 financial statements of Muskegon Commerce Bank.

NOTE C--PROSPECTIVE IMPACT OF NEW ACCOUNTING STANDARDS NOT YET ADOPTED

     FASB Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, requires all derivatives to be recognized in financial statements and to be measured at fair value. Gains and losses resulting from changes in fair value would be included in income or in comprehensive income, depending on whether the instrument qualifies for hedge accounting and the type of hedging instrument involved. This new standard will become effective in 2001 and, because Muskegon Commerce Bank has not typically entered into derivative contracts either to hedge existing risks or for speculative purposes, is not expected to have a material effect on its financial statements.

     A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to Muskegon Commerce Bank's financial statements.

                                      D1-10

                             MUSKEGON COMMERCE BANK

                                   ----------

                              FINANCIAL STATEMENTS

                 PERIODS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                      D1-11

REPORT OF INDEPENDENT AUDITORS


Board of Directors and Stockholders
Muskegon Commerce Bank

We have audited the accompanying balance sheets of Muskegon Commerce Bank as of December 31, 1999 and 1998, and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1999 and 1998 and the period from December 3, 1997 (date of inception) to December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Muskegon Commerce Bank as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 and the period from December 3, 1997 (date of inception) to December 31, 1997, in conformity with generally accepted accounting principles.


/s/ BDO Seidman, LLP
Grand Rapids, Michigan

January 31, 2000

                                      D1-12

BALANCE SHEETS

MUSKEGON COMMERCE BANK

                                                           December 31
                                                  -----------------------------
                                                      1999             1998
                                                  ------------     ------------
ASSETS
Cash and due from banks                           $  2,009,728     $    423,337
Federal funds sold                                   1,550,000        2,000,000
                                                  ------------     ------------
        Cash and cash equivalents                    3,559,728        2,423,337
Investment securities available for sale,
  carried at market value--Note B                      972,343          495,000
Portfolio loans--Note C:
  Commercial                                        30,462,458       18,150,071
  Real estate mortgage                               1,283,182          776,730
  Installment                                       10,101,965        5,564,633
                                                  ------------     ------------
      Total portfolio loans                         41,847,605       24,491,434
  Less allowance for loan losses                      (419,000)        (245,000)
                                                  ------------     ------------
      Net portfolio loans                           41,428,605       24,246,434
Premises and equipment--Note D                       1,067,746        1,079,427
Accrued interest income                                262,321          142,210
Other assets                                           114,503          165,820
                                                  ------------     ------------

      TOTAL ASSETS                                $ 47,405,246     $ 28,552,228
                                                  ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing                             $  3,926,439     $  2,369,469
  Interest-bearing--Note G                          39,454,612       23,652,995
                                                  ------------     ------------
      Total deposits                                43,381,051       26,022,464
Accrued interest on deposits
  and other liabilities                                169,868          105,672
                                                  ------------     ------------
      Total liabilities                             43,550,919       26,128,136

STOCKHOLDERS' EQUITY--Note K:
Common stock, par value $6.50 per
  share, 254,546 shares authorized,
  issued and outstanding                             1,654,549        1,654,549
Surplus                                              2,245,457          988,457
Retained-earnings deficit                              (27,231)        (216,263)
Market value adjustment (net of tax
  effect) for investment securities
  available for sale (accumulated
  other comprehensive income)                          (18,448)          (2,651)
                                                  ------------     ------------
      Total stockholders' equity                     3,854,327        2,424,092
                                                  ------------     ------------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $ 47,405,246     $ 28,552,228
                                                  ============     ============

See notes to financial statements.

                                      D1-13

STATEMENTS OF OPERATIONS

MUSKEGON COMMERCE BANK

                                                  Year Ended December 31     Period Ended
                                                 -------------------------    December 31
                                                    1999          1998           1997
                                                 -----------   -----------    -----------
Interest income:
  Portfolio loans (including fees)               $ 3,004,778   $ 1,231,210    $    19,086
  Taxable investment securities                       38,812         4,224
  Federal funds sold                                 109,945       223,738          9,712
                                                 -----------   -----------    -----------
      Total interest income                        3,153,535     1,459,172         28,798

Interest expense:
  Demand deposits                                    302,357       138,692             64
  Savings deposits                                    16,330         7,784              5
  Time deposits                                    1,293,297       672,080          6,263
  Other                                                  650           240
                                                 -----------   -----------    -----------
      Total interest expense                       1,612,634       818,796          6,332
                                                 -----------   -----------    -----------
      Net interest income                          1,540,901       640,376         22,466
Provision for loan losses--Note C                    179,754       228,000         17,000
                                                 -----------   -----------    -----------
      Net interest income after
        provision for loan losses                  1,361,147       412,376          5,466

Noninterest income:
  Service charges on deposit accounts                 75,263        28,405
  Fees from origination of non-portfolio
    residential mortgage loans                       184,863       206,945
  Other                                               21,443       (30,352)         1,197
                                                 -----------   -----------    -----------
      Total noninterest income                       281,569       204,998          1,197

Noninterest expense:
  Salaries and employee benefits                     579,909       370,473         16,955
  Occupancy                                           73,542        43,326
  Equipment rent, depreciation and maintenance       136,037        62,450          1,138
  Deposit insurance premium                            3,296         1,074
  Other                                              575,900       425,920         27,964
                                                 -----------   -----------    -----------
      Total noninterest expense                    1,368,684       903,243         46,057
                                                 -----------   -----------    -----------
  Income (loss) before federal income taxes          274,032      (285,869)       (39,394)
Federal income taxes (benefit)--Note E                85,000       (95,000)       (14,000)
                                                 -----------   -----------    -----------

      NET INCOME (LOSS)                          $   189,032   $  (190,869)   $   (25,394)
                                                 ===========   ===========    ===========

      NET INCOME (LOSS) PER SHARE                $      0.74   $     (0.75)   $     (0.10)
                                                 ===========   ===========    ===========

See notes to financial statements.

                                      D1-14

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

MUSKEGON COMMERCE BANK

                                                                                           Accumulated
                                                                               Retained-      Other
                                                      Common                   Earnings   Comprehensive
                                                      Stock       Surplus      Deficit        Income        Total
                                                    ----------   ----------   ----------    ----------    ----------
Balances at December 3, 1997, beginning of period   $      -0-   $      -0-   $      -0-    $      -0-    $      -0-
Issuance of 254,546 shares of common stock for
  cash consideration of $11.00 per share in
  conjunction with formation of Bank                 1,654,549      988,457                                2,643,006
Net loss for 1997                                                                (25,394)                    (25,394)
                                                    ----------   ----------   ----------    ----------    ----------
  BALANCES AT DECEMBER 31, 1997                      1,654,549      988,457      (25,394)          -0-     2,617,612

Components of comprehensive income (loss):
  Net loss for 1998                                                             (190,869)                   (190,869)
  Market value adjustment (net of tax effect) for
    investment securities available for sale                                                    (2,651)       (2,651)
                                                                                                          ----------
        Total comprehensive loss for 1998                                                                   (193,520)
                                                    ----------   ----------   ----------    ----------    ----------
  BALANCES AT DECEMBER 31, 1998                      1,654,549      988,457     (216,263)       (2,651)    2,424,092

Supplemental capital infusions from
  Capitol Bancorp Ltd.
Components of comprehensive income:                               1,257,000                                1,257,000
  Net income for 1999                                                            189,032                     189,032
  Market value adjustment (net of tax effect) for
    investment securities available for sale                                                   (15,797)      (15,797)
                                                                                                          ----------
Total comprehensive income for 1999                                                                          173,235
                                                    ----------   ----------   ----------    ----------    ----------

  BALANCES AT DECEMBER 31, 1999                     $1,654,549   $2,245,457   $  (27,231)   $  (18,448)   $3,854,327
                                                    ==========   ==========   ==========    ==========    ==========

See notes to financial statements.

                                      D1-15

STATEMENTS OF CASH FLOWS

MUSKEGON COMMERCE BANK

                                                                         Year Ended December 31       Period Ended
                                                                      ----------------------------     December 31
                                                                          1999            1998            1997
                                                                      ------------    ------------    ------------
OPERATING ACTIVITIES
  Net income (loss) for the period                                    $    189,032    $   (190,869)   $    (25,394)
  Adjustments to reconcile net income (loss) to net
    cash provided (used) by operating activities:
      Provision for loan losses                                            179,754         228,000          17,000
      Depreciation of premises and equipment                               105,452          56,667
      Net amortization (accretion) of investment security discounts            128             (32)
      Deferred income taxes                                                 37,000         (95,000)        (14,000)
      Loss on sale of premises and equipment                                                36,287
  Increase in accrued interest income and other assets                     (97,657)       (152,299)        (45,366)
  Increase in accrued interest on deposits and other liabilities            64,196          78,260          27,412
                                                                      ------------    ------------    ------------
        NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                   477,905         (38,986)        (40,348)

INVESTING ACTIVITIES
  Purchases of investment securities available for sale                   (501,406)       (498,984)
  Net increase in portfolio loans                                      (17,361,925)    (22,881,670)     (1,609,764)
  Purchases of premises and equipment                                      (93,770)       (995,505)       (176,876)
                                                                      ------------    ------------    ------------
        NET CASH USED BY INVESTING ACTIVITIES                          (17,957,101)    (24,376,159)     (1,786,640)

FINANCING ACTIVITIES
  Net increase in demand deposits, NOW accounts
    and savings accounts                                                 5,137,362      10,082,328         181,311
  Net increase in certificates of deposit                               12,221,225      10,700,203       5,058,622
  Net proceeds from issuance of common stock                                                             2,643,006
  Supplemental capital infusions from majority stockholder               1,257,000
                                                                      ------------    ------------    ------------
        NET CASH PROVIDED BY FINANCING ACTIVITIES                       18,615,587      20,782,531       7,882,939
                                                                      ------------    ------------    ------------
        INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                 1,136,391      (3,632,614)      6,055,951
Cash and cash equivalents at beginning of period                         2,423,337       6,055,951             -0-
                                                                      ------------    ------------    ------------

        CASH AND CASH EQUIVALENTS AT END OF PERIOD                    $  3,559,728    $  2,423,337    $  6,055,951
                                                                      ============    ============    ============

See notes to financial statements.

                                      D1-16

MUSKEGON COMMERCE BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 1999


NOTE A--SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND BASIS OF PRESENTATION: Muskegon Commerce Bank (the "Bank") is a full-service commercial bank located in Muskegon, Michigan. The Bank commenced operations in December 1997. The Bank is 51% owned by Capitol Bancorp Ltd., a bank holding company headquartered in Lansing, Michigan.

The Bank provides a full range of banking services to individuals, businesses and other customers located in its community. A variety of deposit products are offered, including checking, savings, money market, individual retirement accounts and certificates of deposit. The principal market for the Bank's financial services is the community in which it is located and the areas immediately surrounding that community.

ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds transactions are entered into for a one-day period.

INVESTMENT SECURITIES: Investment securities "available for sale" (generally most debt securities investments of the Bank), are carried at market value with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax effect (accumulated other comprehensive income). All other investment securities are classified as held for long-term investment (none at December 31, 1999 and 1998) and are carried at amortized cost which approximates market value. Investments are classified based on management's analysis of liquidity and other factors. The adjusted cost of specific securities sold is used to compute realized gains or losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

LOANS, CREDIT RISK AND ALLOWANCE FOR LOAN LOSSES: Portfolio loans are carried at their principal balance based on management's intent and ability to hold such loans for the foreseeable future until maturity or repayment.

Credit risk arises from making loans and loan commitments in the ordinary course of business. Substantially all portfolio loans are made to borrowers in the Bank's geographic area. Consistent with the Bank's emphasis on business lending, there are concentrations of credit in loans secured by commercial real estate, equipment and other business assets. The maximum potential credit risk to the Bank, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding. Management reduces the Bank's exposure to losses from credit risk by requiring collateral and/or guarantees for loans granted and by monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.

                                      D1-17

MUSKEGON COMMERCE BANK

DECEMBER 31, 1999


NOTE A--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated losses in the portfolio at the balance sheet date. Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors. The allowance is increased by provisions charged to operations and reduced by net charge-offs.

INTEREST AND FEES ON LOANS: Interest income on loans is recognized based upon the principal balance of loans outstanding. Fees from origination of loans approximate related costs incurred.

The accrual of interest is generally discontinued when a loan becomes 90 days past due as to interest. When interest accruals are discontinued, interest previously accrued (but unpaid) is reversed. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in process of collection.

PREMISES AND EQUIPMENT: Premises and equipment are stated on the basis of cost. Depreciation is computed principally by the straight-line method based upon estimated useful lives of the respective assets. Leasehold improvements are generally depreciated over the respective lease term.

OTHER REAL ESTATE: Other real estate (included as a component of other assets, none at December 31, 1999 and 1998) comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties held for sale are carried at the lower of cost or estimated fair value at the date acquired and are periodically reviewed for subsequent impairment.

TRUST ASSETS AND RELATED INCOME: Customer property, other than funds on deposit, held in a fiduciary or agency capacity by the Bank is not included in the balance sheet because it is not an asset of the Bank. Trust fee income is recorded on the accrual method.

FEDERAL INCOME TAXES: Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

NET INCOME (LOSS) PER SHARE: Net income (loss) per share is based on the weighted average number of common shares outstanding (254,546 shares).

                                      D1-18

MUSKEGON COMMERCE BANK

DECEMBER 31, 1999


NOTE A--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

COMPREHENSIVE INCOME: Comprehensive income is the sum of net income and certain other items which are charged or credited to stockholders' equity. For the periods presented, the Bank's only element of comprehensive income other than net income was the net change in the market value adjustment for investment securities available for sale. Accordingly, the elements and total of comprehensive income are shown within the statement of changes in stockholders' equity presented herein.

NOTE B--INVESTMENT SECURITIES

Investment securities at December 31, 1999 and 1998 were comprised solely of United States government agency securities with an amortized cost of $1,000,294 and $499,016, estimated market value of $972,343 and $495,000 (and a gross unrealized loss of $27,951 and $4,016), respectively. Investment securities held at December 31, 1999 mature in 2003; investment securities held at December 31, 1998 matured in 1999.

There were no gross realized gains and losses from sales and maturities of investment securities available for sale during the periods presented.

NOTE C--LOANS

Transactions in the allowance for loan losses are summarized below:

                                          1999         1998         1997
                                        ---------    ---------    ---------
     Balance at beginning of period     $ 245,000    $  17,000    $     -0-
     Provision charged to operations      179,754      228,000       17,000
     Loans charged off (deduction)         (5,754)          --           --
     Recoveries                                --           --           --
                                        ---------    ---------    ---------
                                        $ 419,000    $ 245,000    $  17,000
                                        =========    =========    =========

At December 31, 1999 and 1998, impaired loans (i.e., loans for which there is a reasonable probability that borrowers would be unable to repay all principal and interest due under the contractual terms of the loan documents) were not material.

NOTE D--PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December
31:

                                                  1999            1998
                                               -----------     -----------
     Banking premises and improvements         $   838,159     $   795,511
     Equipment and furniture                       388,111         336,989
                                               -----------     -----------
                                                 1,226,270       1,132,500
     Less accumulated depreciation                (158,524)        (53,073)
                                               -----------     -----------
                                               $ 1,067,746     $ 1,079,427
                                               ===========     ===========

                                      D1-19

MUSKEGON COMMERCE BANK

DECEMBER 31, 1998


NOTE E--INCOME TAXES

Federal income taxes (benefit) consist of the following components:

                                    1999            1998            1997
                                  --------        --------        --------
     Current                      $ 48,000        $     --        $     --
     Deferred                       37,000         (95,000)        (14,000)
                                  --------        --------        --------

                                  $ 85,000        $(95,000)       $(14,000)
                                  ========        ========        ========

Federal income taxes paid during 1999 were $60,000 (none in 1998 and 1997).

Net deferred income tax assets consisted of the following at December 31:

                                                     1999          1998
                                                   ---------     ---------
     Net operating loss carryforward                             $  50,000
     Allowance for loan losses                     $ 103,000        75,000
     Depreciation and amortization                   (30,000)      (17,000)
     Market value adjustment for investment
       securities available for sale                  10,000
     Other, net                                       (1,000)        1,000
                                                   ---------     ---------

                                                   $  82,000     $ 109,000
                                                   =========     =========

NOTE F--RELATED PARTIES TRANSACTIONS

In the ordinary course of business, the Bank makes loans to officers and directors of the Bank including their immediate families and companies in which they are principal owners. At December 31, 1999 and 1998, total loans to these persons approximated $1,141,000 and $813,000, respectively. During 1999, $657,000 of new loans were made to these persons and repayments totaled $329,000. Such loans are made at the Bank's normal credit terms.

Such officers and directors of the Bank (and their associates, family and/or affiliates) are depositors of the Bank. Such deposits are similarly made at the Bank's normal terms as to interest rate, term and deposit insurance.

The Bank purchases certain data processing and management services from Capitol Bancorp Ltd. Amounts paid for such services approximated $321,000, $252,000 and $21,000 in 1999, 1998 and 1997, respectively.

                                      D1-20

MUSKEGON COMMERCE BANK

DECEMBER 31, 1999


NOTE G--DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $10,940,000 and $5,369,000 as of December 31, 1999 and 1998, respectively.

At December 31, 1999, the scheduled maturities of time deposits of $100,000 or more were as follows:

          2000                                             $ 7,713,166
          2001                                                 300,000
          2002                                               1,738,834
          2003                                               1,188,000
                                                           -----------

               Total                                       $10,940,000
                                                           ===========

Interest paid approximates amounts charged to operations on an accrual basis for the periods presented.

NOTE H--EMPLOYEE BENEFIT PLANS

Subject to eligibility requirements, the Bank's employees participate in the employee benefit plans of Capitol Bancorp Ltd. Amounts charged to expense by the Bank for these defined contribution plans approximated $17,200 in 1999 and $5,800 in 1998 (none in 1997).

                                      D1-21

MUSKEGON COMMERCE BANK

DECEMBER 31, 1999


NOTE I--ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying values and estimated fair values of financial instruments at December 31 were as follows (in thousands):

                                                     1999                    1998
                                             --------------------    --------------------
                                                        Estimated               Estimated
                                             Carrying      Fair      Carrying      Fair
                                              Value       Value       Value       Value
                                             --------    --------    --------    --------
Financial Assets:
  Cash and cash equivalents                  $  3,560    $  3,560    $  2,423    $  2,423
  Investment securities available for sale        972         972         495         495
  Portfolio loans:
    Fixed rate                                 32,288      32,340      16,852      16,872
    Variable rate                               9,560       9,565       7,639       7,632
                                             --------    --------    --------    --------
      Total portfolio loans                    41,848      41,905      24,491      24,504
    Less allowance for loan losses               (419)       (419)       (245)       (245)
                                             --------    --------    --------    --------
      Net portfolio loans                      41,429      41,486      24,246      24,259

Financial Liabilities:
  Deposits:
    Noninterest-bearing                         3,926       3,926       2,369       2,369
    Interest-bearing:
      Demand accounts                          11,475      11,544       7,895       8,110
      Time certificates of deposit less
       than $100,000                           17,040      16,955      10,389      10,331
      Time certificates of deposit
       $100,000 or more                        10,940      11,124       5,369       5,427
                                             --------    --------    --------    --------
        Total interest-bearing deposits        39,455      39,623      23,653      23,868
                                             --------    --------    --------    --------
        Total deposits                         43,381      43,549      26,022      26,237

Estimated fair values of financial assets and liabilities are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest unless quoted market values or other fair value information is more readily available. Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair values based on current financial reporting requirements.

                                      D1-22

MUSKEGON COMMERCE BANK

DECEMBER 31, 1999


NOTE J--COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, various loan commitments are made to accommodate the financial needs of Bank customers. Such loan commitments include stand-by letters of credit, lines of credit, and various commitments for other commercial, consumer and mortgage loans. Stand-by letters of credit, when issued, commit the Bank to make payments on behalf of customers when certain specified future events occur and are used infrequently ($64,000 and $14,000 outstanding at December 31, 1999 and 1998, respectively). Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($8,298,000 and $5,631,000 at December 31, 1999 and 1998, respectively).

These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal. All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the Bank's normal credit policies. In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management's credit assessment. Such loan commitments are also included in management's evaluation of the adequacy of the allowance for loan losses.

Deposits at the Bank are insured up to the maximum amount covered by FDIC insurance.

NOTE K--CAPITAL REQUIREMENTS

The Bank is subject to certain capital requirements. Federal financial institution regulatory agencies have established certain risk-based capital guidelines for banks. Those guidelines require all banks to maintain certain minimum ratios and related amounts based on "Tier 1" and "Tier 2" capital and "risk weighted assets" as defined and periodically prescribed by the respective regulatory agencies. Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution, and, accordingly, could have a material impact on the Bank's financial statements.

Under the regulatory capital adequacy guidelines and related framework for prompt corrective action, the specific capital requirements involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by regulatory agencies about components, risk weighting, and other factors.

As of December 31, 1999, the most recent notification received by the Bank from regulatory agencies has advised that the Bank is classified as "well capitalized" as that term is defined by the applicable agencies. There are no conditions or events since those notifications that management believes would change the regulatory classification of the Bank.

Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

                                      D1-23

MUSKEGON COMMERCE BANK

DECEMBER 31, 1999


NOTE K--CAPITAL REQUIREMENTS--CONTINUED

The Bank's various amounts of regulatory capital and related ratios as of December 31, 1999 and 1998 are summarized below (amounts in thousands):

                                                          1999           1998
                                                         -------        -------
Tier 1 capital to total assets:
    Actual amount                                        $ 3,789        $ 2,318
      Ratio                                                 8.01%          8.15%
    Minimum required amount (8%)                      >= $ 3,786     >= $ 2,275

Tier 1 capital to risk-weighted assets:
    Actual amount                                        $ 3,789        $ 2,318
      Ratio                                                 9.07%          9.37%
    Minimum required amount (4%)                      >= $ 1,671     >= $   990

Combined Tier 1 and Tier 2 capital to
  risk-weighted assets:
    Actual amount                                        $ 4,208        $ 2,563
      Ratio                                                10.07%         10.36%
    Minimum required amount (8%)                      >= $ 3,343     >= $ 1,980
    Amount required to meet
      "Well-Capitalized" category (10%)               >= $ 4,178     >= $ 2,475

As a condition of charter approval, the Bank is required to maintain a Tier 1 capital to assets ratio of not less than 8% and an allowance for loan losses of not less than 1% of portfolio loans for its first three years of operations.

                                      D1-24

                                    ANNEX D-2

               FINANCIAL INFORMATION REGARDING KENT COMMERCE BANK

Management's discussion and analysis of financial
  condition and results of operations.......................................D2-1

Condensed interim financial statements as of and for the
  periods ended September 30, 2000 and 1999 (unaudited).....................D2-5

Audited financial statements as of and for the years
  ended December 31, 1999 and 1998.........................................D1-11

                               KENT COMMERCE BANK
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
             PERIODS ENDED SEPTEMBER 30, 2000 AND DECEMBER 31, 1999


FINANCIAL CONDITION

Kent Commerce Bank is engaged in commercial banking activities from its sole location in Grand Rapids, Michigan. From its inception in January 1998, the Bank provides a full array of banking services, principally loans and deposits, to entrepreneurs, professionals and other high net worth individuals in its community.

Total assets approximated $42.1 million at September 30, 2000, compared with $38.9 million at December 31, 1999. The Bank's total assets approximated $31.6 million at year-end 1998.

Total portfolio loans approximated $39.8 million at September 30, 2000, an increase of approximately $3.4 million from the $36.4 million level at December 31, 1999. At December 31, 1998, total portfolio loans approximated $22.9 million. Portfolio loan growth during these periods has been significant and is consistent with the Bank's overall balance sheet growth during these periods. Commercial loans approximated 91.8% of total portfolio loans at September 30, 2000 consistent with the Bank's emphasis on commercial lending activities. Real estate mortgage loans approximated 7.1% of total portfolio loans at September 30, 2000.

The allowance for loan losses at September 30, 2000 approximated $435,000 or 1.09% of total portfolio loans, compared to an allowance ratio of 1.00% at December 31, 1999 and 1998.

The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses inherent in the loan portfolio at the balance sheet date. Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including volume, amount and composition, potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, loan commitments outstanding and other factors. The allowance for loan losses is based upon management's estimate of potential loan losses incurred at the respective balance sheet dates.

Since the Bank's inception, there have been minimal loan charge-offs through September 30, 2000.

The Bank's growth has been funded primarily by deposits, most of which are interest-bearing. Total deposits approximated $36.8 million at September 30, 2000, an increase of approximately $1.6 million from the $35.2 million level at December 31, 1999. Deposits also increased significantly in 1999 from the $28.0 million level at the beginning of the year.

                                      D2-1

The Bank emphasizes obtaining noninterest-bearing deposits as a means to reduce its cost of funds. Noninterest-bearing deposits approximated $3.3 million at September 30, 2000 or about 8.9% of total deposits, an increase of approximately $310,000 from December 31, 1999. Noninterest-bearing deposits fluctuate significantly from day to day, depending upon customer account activity.

Stockholders' equity approximated $4.3 million at September 30, 2000 or approximately 10.1% of total assets. Capital adequacy is discussed elsewhere in this narrative.

RESULTS OF OPERATIONS

Net income for the nine months ended September 30, 2000 approximated $80,000, compared with a net loss of $59,000 in the nine month 1999 period.

1999 represented the Bank's first full calendar year of operations, with a net loss of $61,000, compared to a net loss of $415,000 in 1998.

During these most recent periods, the Bank's profitability has been the result of its loan and deposit portfolios reaching a sufficient size to generate an adequate margin to cover operating expenses and produce profits.

The principal source of operating revenues is interest income. Total interest income for the nine months ended September 30, 2000 approximated $2.8 million, compared with $2.0 million in the first nine months of 1999. For the year ended December 31, 1999, total interest income approximated $2.8 million, compared with $1.4 million in 1998.

Interest expense on deposits has also increased significantly during these periods, consistent with the growth in the interest-bearing deposits. Total interest expense approximated $1.6 million for the nine months ended September 30, 2000, compared with $1.2 million for the first nine months of 1999. For the year ended December 31, 1999, total interest expense approximated $1.6 million, compared with $733,000 in 1998.

Net interest income approximated $1.2 million for the nine months ended September 30, 2000, compared with $886,000 for the 1999 corresponding period. Net interest income for the year ended December 31, 1999 approximated $1.2 million, significantly more than the $633,000 in 1998.

Provisions for loan losses ($76,000 for the nine months ended September 30, 2000, $122,000 for the year ended December 31, 1999 and $261,000 for the period ended December 31, 1998) have been based primarily upon amounts necessary to increase the allowance for loan losses to the regulatorily-imposed ratio requirement of not less than 1% of total portfolio loans outstanding.

                                      D2-2

Noninterest income has also increased significantly during the Bank's period of existence. Total noninterest income approximated $147,000 for the nine months ended September 30, 2000 ($123,000 in the corresponding period in 1999) and approximated $166,000 for the year ended December 31, 1999 and $76,000 in 1998.

Noninterest expenses have increased significantly during the period of the Bank's existence. Total noninterest expense approximated $1.1 million for the nine months ended September 30, 2000, compared with $1.0 million for the corresponding 1999 period. For the year ended December 31, 1999, total noninterest expense approximated $1.4 million, compared with $1.1 million in 1998.

The principal component of noninterest expense is salaries and employee benefits which has increased during these periods based upon the increased staffing required to serve customers and to facilitate growth.

LIQUIDITY AND CAPITAL RESOURCES

The principal funding source for asset growth and loan origination activities is deposits. Growth in deposits and loans was previously discussed in this narrative. As stated previously, most of the deposit growth has been deployed into commercial loans, consistent with the Bank's emphasis on commercial lending activities.

Cash and cash equivalents approximated $909,000 at September 30, 2000, compared with $1.1 million at December 31, 1999 and $7.2 million at December 31, 1998. As liquidity levels vary continuously based upon customer activities, amounts of cash and cash equivalents can vary widely at any given point in time. Management believes the Bank's liquidity position at September 30, 2000 is adequate to fund loan demand and to meet depositor needs.

In addition to cash and cash equivalents, a source of long-term liquidity is the Bank's portfolio of marketable investment securities. Liquidity requirements have not historically necessitated the sale of investments in order to meet liquidity needs. The Bank also has not engaged in active trading of its investments and has no intention of doing so in the foreseeable future. At September 30, 2000 and December 31, 1999, the Bank had approximately $968,000 and $952,000, respectively, of investment securities classified as available for sale which can be utilized to meet various liquidity needs as they arise.

The Bank has secured lines of credit with the Federal Home Loan Bank of Indianapolis. Availability on this credit facility approximated $330,000 at September 30, 2000.

                                      D2-3

All banks are subject to a complex series of capital ratio requirements which are imposed by state and federal banking agencies. In the case of Kent Commerce Bank, as a young bank, it is subject to a more restrictive requirement than is applicable to most banks inasmuch as the Bank must maintain a capital-to-asset ratio of not less than 8% for its early years of operation.

Since inception, the Bank's asset growth has been significant. In order to maintain compliance with the above-mentioned ratio requirement, Capitol Bancorp Ltd., the Bank's 51% majority owner, has made capital infusions amounting to $760,000 through September 30, 2000. Those capital infusions have been accounted for as an increase in the Bank's surplus account, specifically earmarked as supplemental capital infusions from the Bank's parent. Such capital infusions, however, have not been treated as a change in the parent's ownership percentage of the Bank.

IMPACT OF NEW ACCOUNTING STANDARDS

FASB Statement No. 133, "Accounting For Derivative Instruments and Hedging Activities", requires all derivatives to be recognized in financial statements and to be measured at fair value. Gains and losses resulting from changes in fair value would be included in income, or in comprehensive income, depending on whether the instrument qualifies for hedge accounting and the type of hedging instrument involved. This new standard will become effective in 2001 and, because the Bank has typically not entered into derivative contracts either to hedge existing risks or for speculative purposes, is not expected to have a material effect on its financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to the Bank's financial statements.

                                      D2-4

                               KENT COMMERCE BANK

                                   ----------

                    INTERIM FINANCIAL STATEMENTS (UNAUDITED)

                  NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999


                                      D2-5

BALANCE SHEETS

KENT COMMERCE BANK

                                                    September 30   December 31
                                                       2000            1999
                                                    ------------   ------------
ASSETS                                              (unaudited)
Cash and due from banks                             $    901,459   $  1,081,649
Interest-bearing deposits with banks                       7,752
                                                    ------------   ------------
        Cash and cash equivalents                        909,211      1,081,649
Investment securities
  Available for sale, carried at market value            967,902        951,562
  Held for long-term investment, carried at
    amortized cost which approximates market value        41,500             --
                                                    ------------   ------------
        Total investment securities                    1,009,402        951,562
Portfolio loans:
  Commercial                                          36,556,015     32,872,555
  Real estate mortgage                                 2,839,837      3,053,279
  Installment                                            443,705        503,628
                                                    ------------   ------------
        Total portfolio loans                         39,839,557     36,429,462
  Less allowance for loan losses                        (435,000)      (365,000)
                                                    ------------   ------------
        Net portfolio loans                           39,404,557     36,064,462
Premises and equipment                                   226,680        279,639
Accrued interest income                                  254,120        182,741
Other assets                                             300,529        305,247
                                                    ------------   ------------

        TOTAL ASSETS                                $ 42,104,499   $ 38,865,300
                                                    ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing                               $  3,283,311   $  2,973,107
  Interest-bearing                                    33,509,252     32,223,397
                                                    ------------   ------------
        Total deposits                                36,792,563     35,196,504
Short-term borrowings                                    850,000             --
Accrued interest on deposits
  and other liabilities                                  206,306        143,484
                                                    ------------   ------------
Total liabilities                                     37,848,869     35,339,988

STOCKHOLDERS' EQUITY:
Common stock, $6.50 par value,
  370,000 shares authorized,
  issued and outstanding                               2,405,000      2,405,000
Surplus                                                2,268,000      1,628,000
Retained-earnings deficit                               (396,503)      (476,113)
Market value adjustment (net of tax effect)
  for investment securities available for
  sale (accumulated other comprehensive income)          (20,867)       (31,575)
                                                    ------------   ------------
Total stockholders' equity                             4,255,630      3,525,312
                                                    ------------   ------------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                                $ 42,104,499   $ 38,865,300
                                                    ============   ============

See notes to interim financial statements.

                                      D2-6

STATEMENTS OF OPERATIONS (UNAUDITED)

KENT COMMERCE BANK

                                                         Nine Months Ended
                                                            September 30
                                                         2000          1999
                                                     -----------    -----------
Interest income:
  Portfolio loans (including fees)                   $ 2,707,825    $ 1,854,291
  Taxable investment securities                           40,617         40,617
  Federal funds sold                                      24,965        149,927
  Interest-bearing deposits with banks and other           1,385             --
                                                     -----------    -----------
      Total interest income                            2,774,792      2,044,835

Interest expense:
  Demand deposits                                        167,991        102,574
  Savings deposits                                        23,994         20,712
  Time deposits                                        1,381,527      1,035,999
  Other                                                   12,648
                                                     -----------    -----------
      Total interest expense                           1,586,160      1,159,285
                                                     -----------    -----------
      Net interest income                              1,188,632        885,550
Provision for loan losses                                 75,511         74,000
                                                     -----------    -----------
      Net interest income after provision for
       loan losses                                     1,113,121        811,550

Noninterest income:
  Service charges on deposit accounts                      8,086          3,997
  Trust income                                             4,558             --
  Fees from origination of non-portfolio
    residential mortgage loans                           102,017        113,884
  Other                                                   32,758          4,932
                                                     -----------    -----------
      Total noninterest income                           147,419        122,813

Noninterest expense:
  Salaries and employee benefits
  Occupancy                                              523,645        455,543
  Equipment rent, depreciation and maintenance            84,938         83,202
  Deposit insurance premiums                              95,119         68,402
  Other                                                    5,664          1,442
      Total noninterest expense                          427,564        413,068
                                                     -----------    -----------
Income (loss) before federal income taxes              1,136,930      1,021,657
                                                     -----------    -----------
Federal income taxes (credit)                            123,610        (87,294)
                                                          44,000        (28,000)
                                                     -----------    -----------

      NET INCOME (LOSS)                              $    79,610    $   (59,294)
                                                     ===========    ===========

      NET INCOME (LOSS) PER SHARE                    $      0.22    $     (0.16)
                                                     ===========    ===========

See notes to interim financial statements.

                                      D2-7

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)

KENT COMMERCE BANK

                                                                                            Accumulated
                                                                               Retained        Other
                                                   Common                      Earnings    Comprehensive
                                                    Stock         Surplus      (Deficit)       Income          Total
                                                 ----------     ----------     ---------      --------      -----------
NINE MONTHS ENDED SEPTEMBER 30, 2000

Balances at January 1, 1999                      $2,405,000     $1,508,000     $(414,624)     $ (8,784)     $ 3,489,592

Components of comprehensive income:
  Net loss for the period                                                        (59,294)                       (59,294)
  Market value adjustment for investment
   securities available for sale (net of tax
   effect)                                                                                                      (16,474)
                                                                                                            -----------
     Comprehensive income for the period                                                       (16,474)         (75,768)
                                                 ----------     ----------     ---------      --------      -----------

   BALANCES AT SEPTEMBER 30, 1999                $2,405,000     $1,508,000     $(473,918)     $(25,258)     $ 3,413,824
                                                 ==========     ==========     =========      ========      ===========

NINE MONTHS ENDED SEPTEMBER 30, 2000

Balances at January 1, 2000                      $2,405,000     $1,628,000     $(476,113)     $(31,575)     $ 3,525,312

Supplemental capital infusions from Capitol
 Bancorp Ltd.                                                      640,000                                      640,000

Components of comprehensive income:
  Net income for the period                                                       79,610                         79,610
  Market value adjustment for investment
   securities available for sale (net of tax
   effect)                                                                                      10,708           10,708
                                                                                                            -----------
     Comprehensive income for period                                                                             90,318
                                                 ----------     ----------     ---------      --------      -----------

   BALANCES AT SEPTEMBER 30, 2000                $2,405,000     $2,268,000     $(396,503)     $(20,867)     $ 4,255,630
                                                 ==========     ==========     =========      ========      ===========

See notes to interim financial statements.

                                      D2-8

STATEMENTS OF CASH FLOWS (UNAUDITED)

KENT COMMERCE BANK

                                                               Nine Months Ended
                                                                 September 30
                                                          --------------------------
                                                              2000          1999
                                                          -----------    -----------
OPERATING ACTIVITIES
  Net income (loss) for the period                        $    79,610    $   (59,294)
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
    Provision for loan losses                                  75,511         74,000
    Depreciation of premises and equipment                     68,882         62,420
    Net accretion of investment security discounts               (117)          (117)
  Increase in accrued interest income and other assets        (72,176)       (97,876)
  Increase in accrued interest on deposits and other
    liabilities                                                62,822         38,266
                                                          -----------    -----------
      NET CASH PROVIDED BY OPERATING ACTIVITIES               214,532         17,399
                                                          -----------    -----------

INVESTING ACTIVITIES
  Purchases of investment securities                          (41,500)            --
  Net increase in portfolio loans                          (3,415,606)    (8,246,393)
  Purchases of premises and equipment                         (15,923)       (39,934)
                                                          -----------    -----------
      NET CASH USED BY INVESTING ACTIVITIES                (3,473,029)    (8,286,327)

FINANCING ACTIVITIES
  Net increase in demand deposits, NOW accounts
    and savings accounts                                      142,751        495,841
  Net increase in certificates of deposit                   1,453 308      6,617,171
  Net proceeds from short-term borrowings                     850,000             --
  Supplemental capital infusions from majority
    stockholder                                               640,000             --
                                                          -----------    -----------
      NET CASH PROVIDED BY FINANCING ACTIVITIES             3,086,059      7,113,012
                                                          -----------    -----------
      DECREASE IN CASH AND CASH EQUIVALENTS                  (172,438)    (1,155,916)
Cash and cash equivalents at beginning of period            1,081,649      7,230,853
                                                          -----------    -----------

      CASH AND CASH EQUIVALENTS AT END OF PERIOD          $   909,211    $ 6,074,937
                                                          ===========    ===========

See notes to interim financial statements.

                                      D2-9

                NOTES TO INTERIM FINANCIAL STATEMENTS (UNAUDITED)
                               KENT COMMERCE BANK


NOTE A--BASIS OF PRESENTATION

     The accompanying condensed financial statements of Kent Commerce Bank have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles.

     The statements do, however, include all adjustments of a normal recurring nature which Kent considers necessary for a fair presentation of the interim periods.

     The results of operations for the nine-month period ended September 30, 2000 are not necessarily indicative of the results to be expected for the year ending December 31, 2000.

     NET INCOME (LOSS) PER SHARE: Net loss per share is based on the weighted average number of common shares outstanding (370,000 shares).

NOTE B--IMPLEMENTATION OF NEW ACCOUNTING STANDARD

     AICPA Statement of Position 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES, requires start-up, preopening and organizational costs to be charged to expense when incurred. The initial application of this statement, which became effective January 1, 1999, also requires the write-off of any such costs previously capitalized. Implementation of this new statement had no effect on the 1999 financial statements of Kent Commerce Bank.

NOTE C--PROSPECTIVE IMPACT OF NEW ACCOUNTING STANDARDS NOT YET ADOPTED

     FASB Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, requires all derivatives to be recognized in financial statements and to be measured at fair value. Gains and losses resulting from changes in fair value would be included in income or in comprehensive income, depending on whether the instrument qualifies for hedge accounting and the type of hedging instrument involved. This new standard will become effective in 2001 and, because Kent Commerce Bank has not typically entered into derivative contracts either to hedge existing risks or for speculative purposes, is not expected to have a material effect on its financial statements.

     A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to Kent Commerce Bank's financial statements.

                                      D2-10

                               KENT COMMERCE BANK

                                   ----------

                              FINANCIAL STATEMENTS

                    PERIODS ENDED DECEMBER 31, 1999 AND 1998


                                      D2-11

REPORT OF INDEPENDENT AUDITORS


Board of Directors and Stockholders
Kent Commerce Bank

We have audited the accompanying balance sheets of Kent Commerce Bank as of December 31, 1999 and 1998, and the related statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1999 and the period from January 12, 1998 (date of inception) to December 31, 1998. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kent Commerce Bank as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the year ended December 31, 1999 and the period from January 12, 1998 (date of inception) to December 31, 1998, in conformity with generally accepted accounting principles.


/s/ BDO Seidman, LLP
Grand Rapids, Michigan

January 31, 2000

                                      D2-12

BALANCE SHEETS

KENT COMMERCE BANK

                                                                December 31
                                                       ------------------------------
                                                           1999             1998
                                                       ------------      ------------
ASSETS
Cash and due from banks                                $  1,081,649      $  1,430,853
Federal funds sold                                                          5,800,000
                                                       ------------      ------------
      Cash and cash equivalents                           1,081,649         7,230,853
Investment securities available for sale,
  carried at market value--Note B                           951,562           985,936
Portfolio loans--Note C:
    Commercial                                           32,872,555        20,742,025
    Real estate mortgage                                  3,053,279         1,954,264
    Installment                                             503,628           234,161
                                                       ------------      ------------
      Total portfolio loans                              36,429,462        22,930,450
    Less allowance for loan losses                         (365,000)         (250,000)
                                                       ------------      ------------
      Net portfolio loans                                36,064,462        22,680,450
Premises and equipment--Note D                              279,639           312,437
Accrued interest income                                     182,741           106,702
Other assets                                                305,247           271,115
                                                       ------------      ------------

      TOTAL ASSETS                                     $ 38,865,300      $ 31,587,493
                                                       ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
    Noninterest-bearing                                $  2,973,107      $  2,160,273
    Interest-bearing--Note G                             32,223,397        25,867,423
                                                       ------------      ------------
      Total deposits                                     35,196,504        28,027,696
Accrued interest on deposits and other liabilities          143,484            70,205
                                                       ------------      ------------
      Total liabilities                                  35,339,988        28,097,901

STOCKHOLDERS' EQUITY--Note K:
Common stock, par value $6.50 per share, 370,000
  shares authorized, issued and outstanding               2,405,000         2,405,000
Surplus                                                   1,628,000         1,508,000
Retained-earnings deficit                                  (476,113)         (414,624)
Market value adjustment (net of tax effect) for
  investment securities available for sale
  (accumulated other comprehensive income)                  (31,575)           (8,784)
                                                       ------------      ------------
    Total stockholders' equity                            3,525,312         3,489,592
                                                       ------------      ------------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $ 38,865,300      $ 31,587,493
                                                       ============      ============

See notes to financial statements.

                                      D2-13

STATEMENTS OF OPERATIONS

KENT COMMERCE BANK

                                                       Year Ended December 31,
                                                     --------------------------
                                                        1999           1998
                                                     -----------    -----------
Interest income:
  Portfolio loans (including fees)                   $ 2,584,724    $ 1,142,855
  Taxable investment securities                           54,156          9,322
  Federal funds sold                                     196,246        214,525
                                                     -----------    -----------
      Total interest income                            2,835,126      1,366,702

Interest expense:
  Demand deposits                                        151,643         80,638
  Savings deposits                                        30,278         13,653
  Time deposits                                        1,417,132        639,130
  Other                                                       17
                                                     -----------    -----------
      Total interest expense                           1,599,070        733,421
                                                     -----------    -----------
  Net interest income                                  1,236,056        633,281
  Provision for loan losses--Note C                      122,261        260,779
                                                     -----------    -----------
    Net interest income after
      provision for loan losses                        1,113,795        372,502

Noninterest income:
  Service charges on deposit accounts                      5,328          2,474
  Fees from origination of non-portfolio
    residential mortgage loans                           152,568         71,408
  Other                                                    8,525          2,016
                                                     -----------    -----------
      Total noninterest income                           166,421         75,898

Noninterest expense:
  Salaries and employee benefits                         614,295        489,346
  Occupancy                                              113,720         94,236
  Equipment rent, depreciation and maintenance           136,110         81,227
  Deposit insurance premiums                               3,244            807
  Other                                                  517,336        409,408
                                                     -----------    -----------
      Total noninterest expense                        1,384,705      1,075,024
                                                     -----------    -----------
      Loss before federal income taxes                  (104,489)      (626,624)
Federal income taxes (benefit)--Note E                   (43,000)      (212,000)
                                                     -----------    -----------

      NET LOSS                                       $   (61,489)   $  (414,624)
                                                     ===========    ===========

      NET LOSS PER SHARE                             $     (0.17)   $     (1.12)
                                                     ===========    ===========

See notes to financial statements.

                                      D2-14

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

KENT COMMERCE BANK

                                                                                     Retained-    Accumulated
                                                          Common                     Earnings        Other
                                                          Stock        Surplus       Deficit         Income         Total
                                                          -----        -------       -------         ------         -----
Balances at January 12, 1998, beginning of period      $      -0-     $      -0-     $     -0-      $    -0-      $      -0-

Issuance of 370,000 shares of common stock for
 cash consideration of $11.00 per share in
 conjunction with formation of Bank                     2,405,000      1,508,000                                   3,913,000
Components of comprehensive income (loss):
  Net loss for 1998                                                                   (414,624)                     (414,624)
  Market value adjustment (net of tax effect) for
     investment securities available for sale                                                         (8,784)         (8,784)
                                                                                                                  ----------
      Total comprehensive loss for 1998                                                                             (423,408)
                                                       ----------     ----------     ---------      --------      ----------
     BALANCES AT DECEMBER 31, 1998                      2,405,000      1,508,000      (414,624)       (8,784)      3,489,592

Supplemental capital infusions from Capitol
 Bancorp Ltd.                                                            120,000                                     120,000
Components of comprehensive income (loss):
  Net loss for 1999                                                                    (61,489)                      (61,489)
  Market value adjustment (net of tax effect) for
     investment securities available for sale                                                        (22,791)        (22,791)
                                                                                                                  ----------
      Total comprehensive loss for 1999                                                                              (84,280)
                                                       ----------     ----------     ---------      --------      ----------
BALANCES AT DECEMBER 31, 1999                          $2,405,000     $1,628,000     $(476,113)     $(31,575)     $3,525,312
                                                       ==========     ==========     =========      ========      ==========

See notes to financial statements.

                                      D2-15

STATEMENTS OF CASH FLOWS

KENT COMMERCE BANK

                                                                  Year Ended December 31
                                                               ----------------------------
                                                                   1999            1998
                                                               ------------    ------------
OPERATING ACTIVITIES
  Net loss for the period                                      $    (61,489)   $   (414,624)
  Adjustments to reconcile net loss to net
    cash provided (used) by operating activities:
      Provision for loan losses                                     122,261         260,779
      Depreciation of premises and equipment                         84,453          63,761
      Net accretion of investment security discounts                   (156)            (26)
      Deferred income taxes                                         (43,000)       (212,000)
  Increase in accrued interest income and other assets              (55,432)       (161,292)
  Increase in accrued interest on deposits and
    other liabilities                                                73,279          70,205
                                                               ------------    ------------
           NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES         119,916        (393,197)

INVESTING ACTIVITIES
  Purchases of investment securities available for sale                            (999,219)
  Net increase in portfolio loans                               (13,506,273)    (22,941,229)
  Purchases of premises and equipment                               (51,655)       (376,198)
                                                               ------------    ------------
           NET CASH USED BY INVESTING ACTIVITIES                (13,557,928)    (24,316,646)

FINANCING ACTIVITIES
  Net increase in demand deposits, NOW accounts                   2,294,202       6,431,492
    and savings accounts                                          4,874,606      21,596,204
  Net increase in certificates of deposit                                         3,913,000
  Net proceeds from issuance of common stock                        120,000
                                                               ------------    ------------
  Supplemental capital infusions from majority shareholder        7,288,808      31,940,696
                                                               ------------    ------------
           NET CASH PROVIDED BY FINANCING ACTIVITIES
           INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS      (6,149,204)      7,230,853
Cash and cash equivalents at beginning of period                  7,230,853             -0-
                                                               ------------    ------------

           CASH AND CASH EQUIVALENTS AT END OF PERIOD          $  1,081,649    $  7,230,853
                                                               ============    ============

See notes to financial statements

                                      D2-16

KENT COMMERCE BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 1999


NOTE A--SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND BASIS OF PRESENTATION: Kent Commerce Bank (the "Bank") is a full-service commercial bank located in Grand Rapids, Michigan. The Bank commenced operations in January 1998. Financial information set forth herein encompasses the period from commencement of operations through December 31, 1998. The Bank is 51% owned by Capitol Bancorp Ltd., a bank holding company headquartered in Lansing, Michigan.

The Bank provides a full range of banking services to individuals, businesses and other customers located in its community. A variety of deposit products are offered, including checking, savings, money market, individual retirement accounts and certificates of deposit. The principal market for the Bank's financial services is the community in which it is located and the areas immediately surrounding that community.

ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds transactions are entered into for a one-day period.

INVESTMENT SECURITIES: Investment securities "available for sale" (generally most debt securities investments of the Bank) are carried at market value with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax effect (accumulated other comprehensive income). All other investment securities are classified as held for long-term investment (none at December 31, 1999 and 1998) and are carried at amortized cost which approximates market value. Investments are classified as available for sale at the date of purchase based on management's analysis of liquidity and other factors. The adjusted cost of specific securities sold is used to compute realized gains or losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

LOANS, CREDIT RISK AND ALLOWANCE FOR LOAN LOSSES: Portfolio loans are carried at their principal balance based on management's intent and ability to hold such loans for the foreseeable future until maturity or repayment.

Credit risk arises from making loans and loan commitments in the ordinary course of business. Substantially all portfolio loans are made to borrowers in the Bank's geographic area. Consistent with the Bank's emphasis on business lending, there are concentrations of credit in loans secured by commercial real estate, equipment and other business assets. The maximum potential credit risk to the Bank, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding. Management reduces the Bank's exposure to losses from credit risk by requiring collateral and/or guarantees for loans granted and by monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.

                                      D2-17

KENT COMMERCE BANK

DECEMBER 31, 1999


NOTE A--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated losses in the portfolio at the balance sheet date. Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors. The allowance is increased by provisions charged to operations and reduced by net charge-offs.

INTEREST AND FEES ON LOANS: Interest income on loans is recognized based upon the principal balance of loans outstanding. Fees from origination of loans approximate related costs incurred.

The accrual of interest is generally discontinued when a loan becomes 90 days past due as to interest. When interest accruals are discontinued, interest previously accrued (but unpaid) is reversed. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in process of collection.

PREMISES AND EQUIPMENT: Premises and equipment are stated on the basis of cost. Depreciation is computed principally by the straight-line method based upon estimated useful lives of the respective assets. Leasehold improvements are generally depreciated over the respective lease term.

OTHER REAL ESTATE: Other real estate (included as a component of other assets, none at December 31, 1999 and 1998) comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties held for sale are carried at the lower of cost or estimated fair value at the date acquired and are periodically reviewed for subsequent impairment.

TRUST ASSETS AND RELATED INCOME: Customer property, other than funds on deposit, held in a fiduciary or agency capacity by the Bank is not included in the balance sheet because it is not an asset of the Bank. Trust fee income is recorded on the accrual method.

FEDERAL INCOME TAXES: Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

NET INCOME (LOSS) PER SHARE: Net loss per share is based on the weighted average number of common shares outstanding (370,000 shares).

                                      D2-18

KENT COMMERCE BANK

DECEMBER 31, 1999


NOTE A--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

COMPREHENSIVE INCOME: Comprehensive income is the sum of net income and certain other items which are charged or credited to stockholders' equity. For the periods presented, the Bank's only element of comprehensive income other than net income was the net change in the market value adjustment for investment securities available for sale. Accordingly, the elements and total of comprehensive income are shown within the statement of changes in stockholders' equity presented herein.

NOTE B--INVESTMENT SECURITIES

Investment securities available for sale consisted of United States government agency securities with an amortized cost of $999,401 and $999,245 at December 31, 1999 and 1998, respectively.

At December 31, 1999, no securities were pledged to secure public and trust deposits and for other purposes as required by law.

Gross unrealized losses of investment securities available for sale were $47,839 and $13,309 at December 31, 1999 and 1998, respectively. There were no gross realized gains and losses from sales and maturities of investment securities available for sale during the periods presented.

All investment securities at December 31, 1999 and 1998 had scheduled maturities of more than one year through five years.

NOTE C--LOANS

Transactions in the allowance for loan losses are summarized below:

                                                    1999           1998
                                                  ---------      ---------
     Balance at beginning of period               $ 250,000      $     -0-
     Provision charged to operations                122,261        260,779
     Loans charged off (deduction)                   (7,261)       (10,779)
     Recoveries                                          --             --
                                                  ---------      ---------

          Balance at December 31                  $ 365,000      $ 250,000
                                                  =========      =========

At December 31, 1999 and 1998, impaired loans (i.e., loans for which there is a reasonable probability that borrowers would be unable to repay all principal and interest due under the contractual terms of the loan documents) were not material.

                                      D2-19

KENT COMMERCE BANK

DECEMBER 31, 1999


NOTE D--PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December
31:

                                                   1999            1998
                                                 ---------       ---------
     Leasehold improvements                      $  40,314       $  40,314
     Equipment and furniture                       387,539         335,884
                                                 ---------       ---------
                                                   427,853         376,198
     Less accumulated depreciation                (148,214)        (63,761)
                                                 ---------       ---------

                                                 $ 279,639       $ 312,437
                                                 =========       =========

The Bank rents office space under an operating lease. Rent expense under this lease agreement approximated $73,000 in 1999 and 1998. Future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1999 aggregate $580,000 due as follows: $73,000 each in the years 2000 through 2004 and $215,000 thereafter.

NOTE E--INCOME TAXES

Federal income taxes (benefit) consist of the following components:

                                              1999                 1998
                                            ---------            ---------
     Current                                $     -0-            $     -0-
                                            ---------            ---------
     Deferred                                 (43,000)            (212,000)
                                            ---------            ---------

                                            $ (43,000)           $(212,000)
                                            =========            =========

No federal income taxes were paid during 1999 and 1998.

Net deferred income tax assets consisted of the following:

                                                         December 31
                                                    ----------------------
                                                      1999         1998
                                                    ---------    ---------
     Net operating loss carryforward                $ 177,000    $ 119,000
     Allowance for loan losses                         96,000       89,000
     Market value adjustment for investment
       securities available for sale                   16,000        5,000
     Other, net                                       (18,000)      (4,000)
                                                    ---------    ---------

          Net deferred tax assets                   $ 271,000    $ 217,000
                                                    =========    =========

The Bank had a net operating loss carryforward which may reduce income taxes payable in future periods. Such carryforward approximated $521,000 at December 31, 1999, and expires at varying dates through 2019.

                                      D2-20

KENT COMMERCE BANK

DECEMBER 31, 1999


NOTE F--RELATED PARTIES TRANSACTIONS

In the ordinary course of business, the Bank makes loans to officers and directors of the Bank including their immediate families and companies in which they are principal owners. At December 31, 1999 and 1998, total loans to these persons approximated $1,235,000 and $1,694,000, respectively. During 1999, $632,000 of new loans were made to these persons and repayments totaled $1,091,000. Such loans are made at the Bank's normal credit terms.

Such officers and directors of the Bank (and their associates, family and/or affiliates) are also depositors of the Bank. Such deposits are similarly made at the Bank's normal terms as to interest rate, term and deposit insurance.

The Bank purchases certain data processing and management services from Capitol Bancorp Ltd. Amounts paid for such services approximated $285,000 and $252,000 for the periods ended December 31, 1999 and 1998.

NOTE G--DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $13,387,000 and $10,575,000 as of December 31, 1999 and 1998, respectively.

At December 31, 1999, the scheduled maturities of time deposits of $100,000 or more were as follows:

         2000                                              $12,361,929
         2001                                                  803,862
         2002                                                  221,209
                                                           -----------

               Total                                       $13,387,000
                                                           ===========

Interest paid approximates amounts charged to operations on an accrual basis for the periods presented.

NOTE H--EMPLOYEE BENEFIT PLANS

Subject to eligibility requirements, the Bank's employees participate in the employee benefit plans of Capitol Bancorp Ltd. Amounts charged to expense by the Bank for these defined contribution plans approximated $19,200 and $6,100 in 1999 and 1998, respectively.

                                      D2-21

KENT COMMERCE BANK

DECEMBER 31, 1999


NOTE I--ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying values and estimated fair values of financial instruments at December 31 were as follows (in thousands):

                                                     1999                    1998
                                             --------------------    --------------------
                                                        Estimated               Estimated
                                             Carrying      Fair      Carrying      Fair
                                              Value       Value        Value      Value
                                             --------    --------    --------    --------
Financial Assets:
  Cash and cash equivalents                  $  1,082    $  1,082    $  7,231    $  7,231
  Investment securities available for sale        952         952         986         986
  Portfolio loans:
    Fixed rate                                 27,777      27,911      18,390      18,465
    Variable rate                               8,652       8,654       4,540       4,539
                                             --------    --------    --------    --------
      Total portfolio loans                    36,429      36,565      22,930      23,004
    Less allowance for loan losses               (365)       (365)       (250)       (250)
                                             --------    --------    --------    --------
      Net portfolio loans                      36,064      36,200      22,680      22,754

Financial Liabilities:
  Deposits:
    Noninterest-bearing                         2,973       2,973       2,160       2,160
    Interest-bearing:
      Demand accounts                           5,753       5,605       4,272       4,342
      Time certificates of deposit less
       than $100,000                           13,084      12,836      11,021      10,976
      Time certificates of deposit
       $100,000 or more                        13,387      13,495      10,575      10,601
                                             --------    --------    --------    --------
        Total interest-bearing deposits        32,224      31,936      25,868      25,919
                                             --------    --------    --------    --------
        Total deposits                         35,197      34,909      28,028      28,079

Estimated fair values of financial assets and liabilities are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest unless quoted market values or other fair value information is more readily available. Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair values based on current financial reporting requirements.

                                      D2-22

KENT COMMERCE BANK

DECEMBER 31, 1999


NOTE J--COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, various loan commitments are made to accommodate the financial needs of Bank customers. Such loan commitments include stand-by letters of credit, lines of credit, and various commitments for other commercial, consumer and mortgage loans. Stand-by letters of credit, when issued, commit the Bank to make payments on behalf of customers when certain specified future events occur and are used infrequently (none outstanding at December 31, 1999 and 1998). Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($11,367,000 and $7,843,000 at December 31, 1999 and 1998, respectively).

These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal. All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the Bank's normal credit policies. In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management's credit assessment. Such loan commitments are also included in management's evaluation of the adequacy of the allowance for loan losses.

Deposits at the Bank are insured up to the maximum amount covered by FDIC insurance.

NOTE K--CAPITAL REQUIREMENTS

The Bank is subject to certain capital requirements. Federal financial institution regulatory agencies have established certain risk-based capital guidelines for banks. Those guidelines require all banks to maintain certain minimum ratios and related amounts based on "Tier 1" and "Tier 2" capital and "risk-weighted assets" as defined and periodically prescribed by the respective regulatory agencies. Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution, and, accordingly, could have a material impact on the Bank's financial statements.

Under the regulatory capital adequacy guidelines and related framework for prompt corrective action, the specific capital requirements involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by regulatory agencies about components, risk weighting and other factors.

As of December 31, 1999, the most recent notification received by the Bank from regulatory agencies has advised that the Bank is classified as "well-capitalized" as that term is defined by the applicable agencies. There are no conditions or events since those notifications that management believes would change the regulatory classification of the Bank.

Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

                                      D2-23

KENT COMMERCE BANK

DECEMBER 31, 1999


NOTE K--CAPITAL REQUIREMENTS--CONTINUED

The Bank's various amounts of regulatory capital and related ratios as of December 31 are summarized below (amounts in thousands):

                                                          1999           1998
                                                         -------        -------
Tier 1 capital to total assets:
    Actual amount                                        $ 3,302        $ 3,286
      Ratio                                                 8.55%        10.47%
    Minimum required amount (8%)                      >= $ 3,089     >= $ 2,510

Tier 1 capital to risk-weighted assets:
    Actual amount                                        $ 3,302        $ 3,286
      Ratio                                                 9.01%        13.72%
    Minimum required amount (4%)                      >= $ 1,465     >= $   958

Combined Tier 1 and Tier 2 capital to
  risk-weighted assets:
    Actual amount                                        $ 3,667        $ 3,536
      Ratio                                                10.01%         14.77%
    Minimum required amount (8%)                      >= $ 2,930     >= $ 1,916
    Amount required to meet "Well-Capitalized"
      category (10%)                                  >= $ 3,663     >= $ 2,395

As a condition of charter approval, the Bank is required to maintain a ratio of Tier 1 capital to total assets of not less than 8% and an allowance for loan losses of not less than 1% of portfolio loans for the first three years of operations.

                                      D2-24

                                     ANNEX E

         FINANCIAL AND OTHER INFORMATION REGARDING CAPITOL BANCORP LTD.

The following items accompany this Proxy Statement/Prospectus as mailed to the shareholders of Muskegon Commerce Bank and Kent Commerce Bank:

     -    Report on Form 10-Q for period ended September 30, 2000
     -    Report on Form 10-Q for period ended June 30, 2000
     -    Report on Form 10-Q for period ended March 31, 2000
     -    Annual report to shareholders for year ended December 31,1999
     -    Annual report on Form 10-K for year ended December 31, 1999
     - Proxy statement for Capitol's Annual Meeting of Shareholders held on May 4, 2000

                                     PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 561-571 of the Michigan Business Corporation Act, as amended (the "MBCA"), grant the Registrant broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the Registrant, provided that the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The MBCA also gives the Registrant broad powers to indemnify any such person against expenses and reasonable settlement payments in connection with any action by or in the right of the Registrant, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification may be made if such person is adjudged to be liable to the Registrant unless and only to the extent the court in which such action was brought determines upon application that, despite such adjudication, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the Registrant is required by the MBCA to indemnify him against expenses, including attorneys' fees, that are actually and reasonably incurred by him in connection therewith.

     The Registrant's Articles of Incorporation contain provisions entitling directors and executive officers of the Registrant to indemnification against certain liabilities and expenses to the full extent permitted by Michigan law.

     Under an insurance policy maintained by the Registrant, the directors and officers of the Registrant are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits.

          Reference is made to the Exhibit Index at Page II-7 of the Registration Statement.

     (b) Financial Statement Schedules included in the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999 is incorporated herein by reference.

          All other schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto that are incorporated herein by reference.

ITEM 22. UNDERTAKINGS.

     (A)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement
                      (or) the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs
                      (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
          Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C)  The undersigned Registrant hereby undertakes:

          (1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (D) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (E)  The undersigned Registrant hereby undertakes:

          (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Lansing, Michigan on December 14, 2000.

                                     CAPITOL BANCORP LTD.


                                     By: /s/ JOSEPH D. REID
                                         -----------------------
                                         JOSEPH D. REID
                                         Chairman of the Board,
                                         President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities indicated on December 14, 2000.

Signature                                    Title
---------                                    -----

/s/ JOSEPH D. REID                 Chairman of the Board, President
---------------------------        and Chief Executive Officer,
JOSEPH D. REID                     Director (Principal Executive Officer)


/s/ LEE W. HENDRICKSON             Chief Financial Officer (Principal
---------------------------        Financial and Accounting Officer)
LEE W. HENDRICKSON


/s/ ROBERT C. CARR *               Executive Vice President, Treasurer, Director
---------------------------
ROBERT C. CARR


/s/ DAVID O'LEARY *                Secretary, Director
---------------------------
DAVID O'LEARY


/s/ LOUIS G. ALLEN *               Director
---------------------------
LOUIS G. ALLEN


/s/ PAUL R. BALLARD *              Director
---------------------------
PAUL R. BALLARD


/s/ DAVID L. BECKER *              Director
---------------------------
DAVID L. BECKER

Signature                                    Title
---------                                    -----


/s/ DOUGLAS E. CRIST               Director
---------------------------
DOUGLAS E. CRIST


                                   Director
---------------------------
JAMES C. EPOLITO


/s/ GARY A. FALKENBERG  *          Director
---------------------------
GARY A. FALKENBERG

                                   Director
---------------------------
JOEL I. FERGUSON


/s/ KATHLEEN A. GASKIN *           Director
---------------------------
KATHLEEN A. GASKIN


/s/ H. NICHOLAS GENOVA *           Director
---------------------------
H. NICHOLAS GENOVA


/s/ L. DOUGLAS JOHNS *             Director
---------------------------
L. DOUGLAS JOHNS


/s/ MICHAEL E. KASTEN *            Director
---------------------------
MICHAEL L. KASTEN


/s/ LEONARD MAAS *                 Director
---------------------------
LEONARD MAAS


/s/ LYLE W. MILLER *               Director
---------------------------
LYLE W. MILLER


* By: /s/ JOSEPH D. REID
      -----------------------
      JOSEPH D. REID
      Attorney-in-Fact

                                  EXHIBIT INDEX


(a) Exhibits

EXHIBIT NO.         DESCRIPTION
-----------         -----------

2.1                 Plan of Share Exchange (included in the Proxy
                    Statement/Prospectus as Annex A).

5* Opinion of Strobl Cunningham Caretti & Sharp, P.C. as to the validity of the shares.

8                   Tax Opinion of Strobl Cunningham Caretti & Sharp, P.C.
                    (included in the Proxy Statement/Prospectus as Annex C).

23.1a, b and c      Consent of BDO Seidman, LLP.

23.2* Consent of Strobl Cunningham Caretti & Sharp, P.C. (included in Exhibit 5).

23.3 Consent of Strobl Cunningham Caretti & Sharp, P.C. (included in Exhibit 8).

23.4                Consent of JMP Financial, Inc.

24* Power of Attorney (included on the signature page of the Registration Statement).

99a Form of proxy for the Special Meetings of Shareholders of Muskegon Commerce Bank.

99b Form of proxy for the Special Meetings of Shareholders of Kent Commerce Bank.

----------
* Previously filed.


(b) Financial Statement Schedules included in the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999 are incorporated herein by reference.

     All other schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or the notes thereto that are incorporated herein by reference.